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YZAPP INTERNATIONAL INC.

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YZAPP INTERNATIONAL INC.
7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin, 150080
People’s Republic of China

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about April 21, 2009, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”) and Series A Voting Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) of YzApp International Inc., a Nevada corporation (the “Company”), as of the close of business on December 31, 2008 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a written consent in lieu of a meeting, dated February 4, 2009, (the “Written Consent”) of stockholders of the Company owning at least a majority of the outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to YzApp International Inc.

The Written Consent authorized an amendment and restatement of our Articles of Incorporation (the “Restated Articles”), which integrates into a single instrument our current Articles of Incorporation and amends our current Articles of Incorporation to, among other things:

1.	change our name to “Shuaiyi International New Resources Development Inc.”;

2.	increase our total authorized stock from 50,000,000 to 190,000,000 shares of Common Stock;

3.	effect and implement a 1-for-114.59 reverse split of the outstanding shares of our Common Stock (the “Reverse Split”); and

4.

include certain provisions regarding our election not to be governed by certain provisions of the Nevada Revised Statutes restricting certain business combinations with interested stockholders and control share acquisitions.

A copy of the Restated Articles is attached to this Information Statement as Appendix A.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and is sufficient under Chapter 78 of the Nevada Revised Statutes and our Bylaws to approve the Restated Articles. Accordingly, the Restated Articles is not presently being submitted to our other stockholders for a vote. The action by Written Consent will become effective when the Company files the Restated Articles with the Nevada Secretary of State (the “Effective Date ”).

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

By Order of the Board of Directors,

/s/ Lianyun Han
Lianyun Han
Chief Executive Officer

Date: April 21, 2009

GENERAL INFORMATION

This Information Statement is being first mailed on or about April 21, 2009, to stockholders of the Company by the Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT AND RESTATEMENT OF OUR ARTICLES OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

SUMMARY

The following summary highlights the material terms of the Share Exchange Transaction (as defined below) and may not contain all of the information that is important to you. A more detailed discussion of the Share Exchange Transaction is provided under the heading of "Share Exchange Transaction and Acquisition of New Resources" in this Information Statement. We urge you to read this Information Statement in its entirety.

On December 23, 2008, the Company entered into a share exchange agreement (the "Share Exchange Agreement"), with New Zealand WAYNE's New Resources Development Co., Ltd., a British Virgin Islands ("BVI") company ("New Resources"), along with the subsidiaries of New Resources, including Heilongjiang Shuaiyi New Energy Development Co., Ltd. ("Heilongjiang Shuaiyi"), Daqing Shuaiyi Biotech Co., Ltd. ("Daqing Shuaiyi") and Harbin Shuaiyi Green & Specialty Food Trading LLC ("Harbin Shuaiyi"), and New Zealand WAYNE's Investment Holdings Co., Ltd., the then sole shareholder of New Resources (the "Shareholder").

  Pursuant to the Share Exchange Agreement, the Company acquired 50,000 ordinary shares of New Resources from the Shareholder, constituting all of the issued and outstanding capital stock of New Resources;

  As a consideration, the Company issued to the Shareholder 689,390 shares of Series A Preferred Stock, constituting approximately 94% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the Share Exchange Transaction and the Financing Transactions.

Prior to the Share Exchange Transaction, in order to comply with Chinese laws, on July 28, 2008, the nine original shareholders of Heilongjiang Shuaiyi (the "Founders"), pursuant to an equity transfer agreement, transferred all of their equity interests in Heilongjiang Shuaiyi to New Resources for a purchase price of RMB 60 million (approximately $8.8 million) (the "Equity Transfer Agreement"). On September 12, 2008, the Shareholder and the Founders entered into separate earn-in agreements, pursuant to which each Founder has an option to purchase shares of the Shareholder's ordinary shares at a purchase price of $0.01 per share (collectively, the "Earn-In Agreements"). On December 8, 2008, the Founders entered into a loan agreement with Heilongjiang Shuaiyi, pursuant to which the Founders agreed to loan approximately $8.8 million to Heilongjiang Shuaiyi which amount is equal to the proceeds that they are entitled to receive for the transfer of their ownership of Heilongjiang Shuaiyi under the Equity Transfer Agreement, dated July 28, 2008. For more information on these transactions, please see the disclosure under the heading "Background and History of New Resources and Heilongjiang Shuaiyi" below.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Restated Articles requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Each Stockholder is entitled to one vote per share of Common Stock and 2,000 votes per share of Series A Preferred Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 11,746,041 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share and 727,520 shares of Series A Preferred Stock with the holders thereof being entitled to cast 2,000 votes per share.

On February 4, 2009, our Board of Directors unanimously adopted resolutions approving the Restated Articles and recommended that our stockholders approve the Restated Articles as set forth in Appendix A. In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

Our Board of Directors has determined that the change of our name to “Shuaiyi International New Resources Development Inc.” is in the best interest of our stockholders and will more accurately reflect, and allow us to engage in, our business operations as described in our Current Report on Form 8-K filed on December 31, 2008, which was amended and filed with the SEC on February 23, 2009 (“Current Report”).

The increase in our total authorized Common Stock has been effected for the primary purpose of facilitating a share exchange transaction (the “Share Exchange Transaction”) and equity financing transactions (the “Financing Transactions”), which are described in the section entitled “Amendment and Restatement of Our Articles of Incorporation” below. In addition to facilitating these transactions, the increase in our total authorized stock will also provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split has also been implemented to facilitate the Share Exchange Transaction and Financing Transactions.

Our Board of Directors has decided to amend our Articles of Incorporation to forego the provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, regulating business combinations with interested stockholders, and Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, restricting control share acquisitions. Our Board of Directors has determined that remaining subject to these statutes would place unnecessary burdens on the Company in connection with the completion of beneficial business transactions with interested stockholders and third party financings, and has thus decided to forego the provisions of these sections of the Nevada Revised Statutes.

CONSENTING STOCKHOLDERS

On February 4, 2009, the Shareholder, being the record holder of 512,861 shares of our Series A Preferred Stock, constituting 69.9% of the issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, consented in writing to the Restated Articles.

Accordingly, we have obtained all necessary corporate approvals in connection with the Restated Articles. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the Majority Stockholders were by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Restated Articles with the Nevada Secretary of State’s Office. The Restated Articles will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Our authorized capital currently consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Each share of Common Stock entitles its record holder to one (1) vote per share. Holders of our Common Stock do not have cumulative voting, conversion, redemption rights or preemptive rights to acquire additional shares.

In accordance with our Articles of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 800,000 shares of our Series A Preferred Stock. The Certificate of Designation was filed on December 22, 2008. The holders of Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock on an as-converted to Common Stock basis. Holders of Series A Preferred Stock have protective class voting veto rights on matters, such as business combination transactions, payment of dividends, the issuance of other classes of stock with senior rights, changes to our charter documents and stock redemptions. Shares of Series A Preferred Stock have a senior liquidation payment preference in the event of a liquidation or sale of the Company.

Shares of Series A Preferred Stock will be, upon the occurrence of certain events, convertible into shares of common stock on the basis of one share of Series A Preferred Stock for 2,000 shares of common stock, which will be adjusted to a conversion ratio of one share of Series A Preferred Stock for 17.45 shares of common stock upon the effectiveness of the Reverse Split. All shares of Series A Preferred Stock will be automatically converted into common stock upon the effectiveness of the Reverse Split.

At the close of business on the Record Date, we had 11,746,041 shares of Common Stock and 727,520 shares of Series A Preferred Stock issued and outstanding.

AMENDMENT AND RESTATEMENT OF OUR ARTICLES OF INCORPORATION

On February 4, 2009, our Board of Directors approved, subject to receiving the approval of the holders of a majority of our outstanding capital stock, an amendment and restatement of our Articles of Incorporation, which integrates into a single instrument our current Articles of Incorporation and amends our current Articles of Incorporation to, among other things, (i) change our name to “Shuaiyi International New Resources Development Inc.” to more accurately reflect our business operations, (ii) increase our total authorized stock from 50,000,000 to 190,000,000 shares of Common Stock, (iii) effect a 1-for-114.59 Reverse Split of our issued and outstanding Common Stock, and (iv) include certain provisions regarding our election not to be governed by certain provisions of the Nevada Revised Statutes restricting certain business combinations with interested stockholders and control share acquisitions. The Majority Stockholders approved the Restated Articles pursuant to a Written Consent dated as of February 4, 2009. The proposed Restated Articles is attached hereto as Appendix A.

The Restated Articles have been adopted to facilitate and effectuate the Share Exchange Transaction and the Financing Transactions which are generally described in the following paragraphs.

In the Share Exchange Transaction, we issued to the Shareholder, then the sole shareholder of New Resources, 689,390 shares of our Series A Preferred Stock, constituting approximately 94% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the Share Exchange Transaction and the Financing Transactions described below, in exchange for all of the issued and outstanding capital stock of New Resources. New Resources thereby became our wholly owned subsidiary and the Shareholder became our controlling stockholder. Immediately following closing of the reverse acquisition of New Resources, the Shareholder transferred 176,529 of the 689,390 shares issued to it under the Share Exchange Transaction to 14 individuals and entities, pursuant to a securities allocation agreement dated December 23, 2008. Additional information regarding the Share Exchange Transaction is contained in our Current Report.

The Financing Transactions were consummated in conjunction with the Share Exchange Transaction. In the Financing Transactions, we issued and sold to (i) Allied China Investments, LLC (“ACI”) 17,962 shares of our Series A Preferred Stock for $52,530.50, or $2.92 per share and (ii) Tan Zhen Investment Limited (“Tan Zhen”) 20,168 shares of our Series A Preferred Stock for $375,000, or $18.59 per share, pursuant to separate subscription agreements that we entered into with ACI and Tan Zhen on December 23, 2008. Additional information regarding the Financing Transactions is contained in our Current Report.

1. Name Change

Our current Articles of Incorporation states that the name of the Company is “YzApp International Inc.”

Our Board of Directors unanimously approved, subject to stockholder approval, the Restated Articles to change our name from “YzApp International Inc.” to “Shuaiyi International New Resources Development Inc.”

Stockholder approval for the Restated Articles changing our name was obtained by Written Consent of stockholders holding at least a majority of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date. The Restated Articles effecting the name change will become effective following filing with the Secretary of State of the State of Nevada, which will occur promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

Purposes for Name Change

Following the change of control of our Company and reverse acquisition of New Resources effected by the Share Exchange Transaction, our Board of Directors has determined that the change of our name to “Shuaiyi International New Resources Development Inc.” is in the best interest of our stockholders and will more accurately reflect, and allow us to engage in, our new business operations as described in our Current Report.

2. Increase of Authorized Common Stock of the Company

The increase in our authorized Common Stock effected by the Restated Articles is designed primarily to accommodate the conversion of our Series A Preferred Stock into Common Stock upon completion of the Share Exchange Transaction and Financing Transactions. Absent such an increase in the Company’s authorized Common Stock, there would not be an adequate number of shares of Common Stock into which the shares of Preferred Stock could be converted.

As a result of this situation, our Board of Directors approved the Restated Articles providing for an increase in our total authorized Common Stock from 50,000,000 to 190,000,000 shares. Likewise, the holders of a majority of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date took action by Written Consent to approve the Restated Articles and increase in our total authorized Common Stock.

The terms of the newly authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. The authorization of additional shares of Common Stock will not alter the current number of issued shares. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of any newly authorized shares of Common Stock, upon conversion of the Series A Preferred Stock or otherwise, will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. Depending upon the circumstances under which newly authorized shares of Common Stock are issued, stockholders may experience a reduction in stockholders’ equity per share and voting power. The relative rights and limitations of the shares of Common Stock will remain unchanged under the Restated Articles.

Purpose for Increase and Effects of Increase on Authorized Common Stock

The increase in our total authorized Common Stock has been effected for the primary purpose of facilitating the Share Exchange Transaction and the Financing Transactions. In addition to facilitating these transactions, the increase in our total authorized stock will also provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

The increase in the number of authorized but unissued shares of Common Stock will enable us, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs, and other corporate purposes. Having a substantial number of authorized but unissued shares of Common Stock that are not reserved for specific purposes will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a meeting of stockholders or obtaining the written consent of stockholders for the purpose of approving an increase in our capitalization. It is not the present intention of our Board of Directors to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the Restated Articles unless otherwise required by law or regulation.

While our Board of Directors may entertain and seek future financing and acquisition opportunities, there are no definitive financing transactions or business or asset acquisitions contemplated at this time, and the amendment to our Articles of Incorporation was not proposed with the intent that additional shares be utilized in any specific financing transaction or business or asset acquisition, other than in connection with the Share Exchange Transaction and Financing Transactions.

The increase in the authorized number of shares of Common Stock could have other effects on our stockholders, depending upon the nature and circumstances of any future issuances of authorized but unissued shares. The increase in authorized Common Stock may make it more difficult for, or prevent or deter a third party from, acquiring control of the Company or changing our Board of Directors and management. See “Potential Anti-Takeover Effects of Restated Articles” below for a more detailed discussion of the potential anti-takeover effects of the increase in our authorized Common Stock.

3. Adoption of 1-for-114.59 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-114.59 Reverse Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Restated Articles. The Majority Stockholders also approved this action in the Written Consent.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and number of shares of Common Stock issuable upon conversion of our Series A Preferred Stock. The Reverse Split effectively increases the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split will become effective on the Effective Date which occurs when the Restated Articles are filed with the Secretary of State of the State of Nevada following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act. We currently have no plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions, other than in connection with the Share Exchange Transaction and Financing Transactions. We may consider issuing additional shares in the future, but at this time we have no definite plans in this regard.

On the Effective Date, 114.59 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Split and assumes the conversion of all shares of Series A Preferred Stock into shares of Common Stock at the applicable conversion ratios:

  the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock into which the Series A Preferred Stock can be converted;

  the number of shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock, or otherwise; and

  the number of authorized but unissued and unreserved shares of Common Stock.

CAPITALIZATION STRUCTURE OF THE COMPANY AT VARIOUS TIMES (1)

	Capital Structure prior to conversion of issued and outstanding Series A Preferred Stock on Pre-Reverse Split Basis	Capital Structure assuming conversion of issued and outstanding Series A Preferred Stock on Pre-Reverse Split Basis	Capital Structure after conversion of Series A Preferred Stock and Reverse Split

	(As of Record Date)	(As of Record Date)	(On Effective Date)

Issued and outstanding Common Stock	11,746,041	1,466,786,041	12,800,297

Issued and outstanding Series A Preferred Stock	727,520	-0-	-0-

Common Stock reserved for issuance upon conversion of Series A Preferred Stock	1,455,040,000	-0-	-0-

Authorized but unissued and unreserved Common Stock(2)	-0-	-0-	177,199,703

Notes to Table:

(1)

Although certain numbers of shares of Common Stock may appear to exceed our current authorized Common Stock, this table assumes that all shares of Series A Preferred Stock issued and outstanding are convertible and have been converted into Common Stock and that there is sufficient authorized Common Stock into which the Series A Preferred Stock can convert at all times.

(2)	Assumes authorized Common Stock as provided for in Restated Articles.

Purposes for Reverse Split and Effects on Common Stock

As shown in the table above, the Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split has also been implemented to facilitate the Share Exchange Transaction and Financing Transactions.

Unless the number of outstanding shares of Common Stock is reduced by the Reverse Split, the number of shares outstanding after the Share Exchange Transaction and Financing Transactions and/or upon the issuance of additional shares to investors will be so great that the per share value of our stock will be very small. A low stock price can have the effect of reducing the liquidity of a corporation’s stock and our Board of Directors believes that it will not be in our best interests to have a very low per share stock price. Our Board of Directors hopes that the Reverse Split will result in a higher per share market price of our Common Stock. In addition, the brokerage commissions on the purchase or sale of stock with a relatively low per share price generally tend to represent a higher percentage of the sales price than the commission charges on a stock with a relatively high per share price. Our Board of Directors believes these issues are best addressed by increasing the value per share of our Common Stock, which we believe will occur as a result of the Reverse Split.

On the Effective Date, 114.59 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Split. Certificates that represent pre-Reverse Split shares will automatically, and without any action on the part of any person, represent approximately 0.87% of such pre-Reverse Split shares following the Effective Date.

No fractional shares of post-Reverse Split Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock, will, upon surrender of their certificates representing shares of pre-Reverse Split Common Stock, receive, if they hold a fractional share equal to one-half or more, a full share of our Common Stock, and if they hold a fractional share equal to less than one-half of a share of our Common Stock, then that fractional share will be cancelled.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, every 114.59 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

The Reverse Split could also have an anti-takeover effect, as the increase in authorized and unissued shares of our Common Stock resulting from the Reverse Split may make it more difficult for, or prevent or deter a third party from, acquiring control of the Company or changing our Board of Directors and management. See “Potential Anti-Takeover Effects of Restated Articles” below for a more detailed discussion of the potential anti-takeover effects of the Reverse Split.

Federal Income Tax Consequences of the Reverse Split

The combination of 114.59 shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

4. No Restrictions on Business Combinations with Interested Stockholders or Control Share Acquisitions

The Restated Articles unanimously approved by our Board of Directors and the Majority Stockholders also amend our current Articles of Incorporation to state that the Company elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, regulating business combinations with interested stockholders, and Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, restricting certain acquisitions of a controlling interest in a corporation, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (referred to herein as the “Business Combinations Statute”) generally prohibits a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

  for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

  after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock.

Although we do not believe that we are currently subject to the Business Combinations Statute since we only have approximately 68 stockholders of record as of the date of this Information Statement, there can be no assurance that in the future this statute will not apply to us. Should we become subject to the Business Combinations Statute, it could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. As such, the application of the Business Combinations Statute may limit the ability of our stockholders to approve a transaction that they may deem to be in their interests. Our Board of Directors has determined that, should we become subject to the Business Combinations Statute, it would place unnecessary burdens on the Company in connection with the completion of beneficial business transactions with interested stockholders, and has therefore decided to amend our Articles of Incorporation to specifically forego the provisions of the Business Combinations Statue.

Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes (referred to herein as the “Control Share Statue”) apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada.

The Control Share Statute prohibits an acquiror, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquiror obtains approval of the target corporation’s disinterested stockholders. The Control Share Statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Share Statute also provides that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

As of the date of this Information Statement, we only have approximately 68 stockholders of record, so we are therefore not subject to the Control Share Statute, although there can be no assurance that in the future this statute will not apply to us. Our Board of Directors has determined that, should we become subject to the Control Share Statute, it would place unnecessary burdens on the Company in connection with the completion of third party financings, and has thus decided to amend our Articles of Incorporation to specifically forego the provisions of the Control Share Statue.

Potential Anti-takeover Effects of Restated Articles

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The increase in our authorized Common Stock and Reverse Split could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. However, the increase of our authorized Common Stock and the Reverse Split have been effected for the primary purpose of facilitating the Share Exchange Transaction and the Financing Transactions, as well as to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the increase in our authorized Common Stock and the Reverse Split proposals are not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

In addition, please see “No Restrictions on Business Combinations with Interested Stockholders or Control Share Acquisitions” above for certain anti-takeover effects of our election not to be governed by the Business Combinations Statute and the Control Share Statute.

Other than these proposals, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, we currently have no plans or proposals to adopt other provisions or enter into other arrangements that many have anti-takeover ramifications.

Other provisions of our Articles of Incorporation and Bylaws may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our Board of Directors and management. Our Articles of Incorporation provide that our Board of Directors may issue, without further stockholder approval, up to 1,000,000 shares of Preferred Stock, par value $0.001 per share, in one or more classes or series within a class. Any Preferred Stock issued in the future may rank senior to our Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. According to our Bylaws and Articles of Incorporation, neither the holders of our Common Stock nor the holders of our Preferred Stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of our Company by replacing our Board of Directors.

DISSENTER’S RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to our proposed amendment and restatement of our Restated Articles of Incorporation and the adoption of the Restated Articles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our equity securities before and after the closing of the transactions contemplated by the Share Exchange Transaction, which occurred on December 23, 2008, by:

  each security holder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding securities prior to and after the closing of the Share Exchange Transaction;

  each director prior to and after the closing of the Share Exchange Transaction;

  each of the named executive officers of the Company listed in the table under the caption “Executive Compensation” prior to and after the closing of the Share Exchange Transaction;

  all current directors and executive officers as a group prior to and after the closing of the Share Exchange Transaction; and

  all directors and executive officers as a group prior to and after the closing of the Share Exchange Transaction.

Unless otherwise specified, the address of each of the persons set forth below is in care of YzApp International Inc., 7/F Jinhua Mansion, 41 Hanguang Street, Nangang District, Harbin, 150080, People’s Republic of China.

	Before Closing of Share Exchange Transaction				After Closing of Share Exchange Transaction

	Number and		%	%	Number and		%	%
	Title of Shares	%	Series A	Total	Title of Shares	%	Series A	Total
Name and Address of Beneficial	Beneficially	Common	Preferred	Capital	Beneficially	Common	Preferred	Capital
Owner	Owned(1)	Stock(2)	Stock(3)	Stock(4)	Owned(1)	Stock(2)	Stock(3)	Stock(4)
Officers and Directors
Eugene M. Weiss(5) 4 East 89th Street New York, NY 10128	18,022 (Common Stock)	*	*	*	18,022 (Common Stock)	*	*	*
Lianyun Han	0	*	*	*	0	*	*	*
Xianfeng Han	0	*	*	*	0	*	*	*
John Jing Zhang(6)	0				31,196(7) (Preferred Stock)	*	4.28%	4.25%
Chunming Zhang(6)	0	*
Nana Jiang(6)	0	*
Xi Zhu(6)	0	*
All officers and directors as a group	18,022 (Common Stock)	*	*	*	18,022 (Common Stock) and 31,196 (Preferred Stock)	*	4.28%	4.25%
5% Security Holders
Allied China Investments, LLC 570 Lexington Avenue New York, New York 10022	5,878,894 (Common Stock)	50.1%	*	50.1%	5,878,894 (Common Stock) and 17,962 (Preferred Stock)	50.1%	2.5%	2.8%
William J. McCluskey(8) 570 Lexington Avenue New York, New York 10022	5,878,894 (Common Stock)	50.1%	*	50.1%	5,878,894 (Common Stock) and 17,962 (Preferred Stock)	50.1%	2.5%	2.8%
New Zealand WAYNE’s Investment Holdings Co., Ltd. 4/F, Yushan Plaza No.51 Yushan Road Harbin, China 150090	0	*	*	*	512,861	*	70.5%	69.9%
Jinbo Cao(9) 4/F, Yushan Plaza No.51 Yushan Road Harbin, China 150090	0	*	*	*	512,861	*	70.5%	69.9%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock. For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 11,746,041 shares of common stock issued and outstanding as of December 22, 2008 and as of April 9, 2009.

(3)

No shares of Series A Preferred Stock were issued and outstanding as of December 22, 2008 and 727,520 shares of Series A Preferred Stock were issued and outstanding as of April 9, 2009. Shares of Series A Preferred Stock will be, upon the occurrence of certain events, convertible into shares of Common Stock on the basis of one share of Series A Preferred Stock for 2,000 shares of Common Stock, which will be adjusted to a conversion ratio of one share of, Series A Preferred Stock for 17.45 shares of Common Stock upon the effectiveness of a planned 1-for-114.59 reverse split of our outstanding Common Stock. All shares of Series A Preferred Stock will be automatically converted into Common Stock upon the effectiveness of such reverse stock split. Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(4)

Percentage of Total Capital Stock represents total ownership with respect to all shares of our Common Stock and Series A Preferred Stock, as a single class and on an as-converted to Common Stock basis.

(5)	Eugene M. Weiss resigned as our director effective January 12, 2009.

(6)	Became a director of the Company on January 12, 2009.

(7)	Including 7,334 shares of Series A Preferred Stock held by his spouse.

(8)

Includes 5,878,894 shares of Common Stock and 17,962 shares of Series A Preferred Stock held by Allied China Investments, LLC. Mr. McCluskey is the managing member of Allied China Investments, LLC and has sole voting and dispositive power over the shares held by Allied China Investments, LLC.

(9)

Includes 512,861 shares of Series A Preferred Stock held by New Zealand WAYNE’s Investment Holdings Co., Ltd. Jinbo Cao is the sole shareholder of New Zealand WAYNE’s Investment Holdings Co., Ltd. and Mr. Cao disclaims his beneficial ownership in these shares.

SHARE EXCHANGE TRANSACTION AND ACQUISITION OF NEW RESOURCES

On December 23, 2008, the Company entered into the Share Exchange Agreement with New Resources, along with the subsidiaries of New Resources, including Heilongjiang Shuaiyi, Daqing Shuaiyi and Harbin Shuaiyi, and the Shareholder. Pursuant to the Share Exchange Agreement, the Shareholder transferred all of the shares of the capital stock of New Resources held by it, constituting all of the issued and outstanding stock of New Resources, in exchange for 689,390 newly issued shares of our Series A Preferred Stock, that constituted approximately 94% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the Share Exchange Transaction and the Financing Transactions.

Prior to the Share Exchange Transaction, in order to comply with Chinese laws, on July 28, 2008, the nine original shareholders of Heilongjiang Shuaiyi, pursuant to the Equity Transfer Agreement, transferred all of their equity interests in Heilongjiang Shuaiyi to New Resources for a purchase price of RMB 60 million (approximately $8.8 million). On September 12, 2008, the Shareholder and the Founders entered into separate Earn-In Agreements, pursuant to which each Founder has an option to purchase shares of the Shareholder's ordinary shares at a purchase price of $0.01 per share. On December 8, 2008, the Founders entered into a loan agreement with Heilongjiang Shuaiyi, pursuant to which the Founders agreed to loan approximately $8.8 million to Heilongjiang Shuaiyi which amount is equal to the proceeds that they are entitled to receive for the transfer of their ownership of Heilongjiang Shuaiyi under the Equity Transfer Agreement, dated July 28, 2008. For more information on these transactions, please see the disclosure under the heading "Background and History of New Resources and Heilongjiang Shuaiyi" below.

Contact Information

The Company is currently located at 7/F Jinhua Mansion, 41 Hanguang Street, Nangang District, Harbin, 150080, People’s Republic of China. The Company’s phone number is (86) 451-82287746.

New Resources’ principal executive office is also located at 7/F Jinhua Mansion, 41 Hanguang Street, Nangang District, Harbin, 150080, People’s Republic of China. New Resources’ phone number is (86) 451-82287746.

Business Conducted

Prior to the Share Exchange Transaction, the Company was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation.

Incorporated in the BVI, New Resources is a holding company that operates through its wholly owned operating subsidiaries in China. Through its Chinese subsidiaries, New Resources develops, processes, markets and distributes a variety of agricultural and nutraceutical products consisting of dry Chinese Caterpillar Fungus, organic and specialty food products and silage fodder.

Terms of the Transaction

A brief description of the transaction

Pursuant to the Share Exchange Agreement, the Company issued 689,390 shares of Series A Preferred Stock to the Shareholder in exchange for 50,000 ordinary shares of New Resources held by the Shareholder, constituting all of the issued and outstanding capital stock of New Resources. As a result, the Shareholder acquired approximately 94% of the Company’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the Share Exchange Transaction and the Financing Transactions. Accordingly, the Shareholder became the Company’s controlling stockholder and New Resources became the Company’s wholly-owned direct subsidiary. Upon the closing of the Share Exchange Transaction on December 23, 2008, the sole director and officer of the Company, Eugene M. Weiss, resigned from all offices that he held effective immediately and from his position as the Company’s director that became effective on January 12, 2009. Meanwhile, the Board of Directors increased the size of the Board of Directors to five (5) and appointed Lianyun Han, Nana Jiang, Chunming Zhang, John Jing Zhang and Xi Zhu as directors of the Company. In addition, Lianyun Han was appointed as the Company’s Chief Executive Officer and President and Xianfeng Han was appointed as the Chief Financial Officer and Treasurer.

The Consideration Offered to Security Holders

The security holders of the Company received no consideration as a result of the Share Exchange Transaction.

The Reasons for Engaging in the Transaction

The Company was originally incorporated in the State of Nevada on December 22, 2002. Following the incorporation, the Company was engaged in the business of developing software which allowed it to act as an application service provider acting as a conduit between retailers and financial institutions. Because this business was not successful, the Company was focused on the identification of suitable businesses with which to enter into a business opportunity or business combination until December 23, 2008, when it completed its reverse acquisition of New Resources. As a result of its reverse acquisition of New Resources, the Company is no longer a shell company and active business operations were revived. Through its indirectly owned operating subsidiaries in China, the Company is engaged in the business of developing, processing, marketing and distributing a variety of agricultural and nutraceutical products consisting of dry Chinese Caterpillar Fungus, organic and specialty food products and silage fodder.

Approval of the Share Exchange Transaction

The Share Exchange Transaction was approved by the Board of Directors on December 22, 2008.

Explanation of Any Material Differences in the Rights of Security Holders as a Result of the Transaction, if Material

There are no material differences in the rights of the stockholders of the Company as a result of the Share Exchange Transaction.

Brief statement as to the Accounting Treatment of the Share Exchange Transaction, if Material

The Share Exchange Transaction will be accounted for as a reverse acquisition whereby YzApp International Inc. (the legal acquirer) is considered the accounting acquiree and New Resources (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will be in substance those of the New Resources’, with the assets and liabilities, and revenues and expenses, of YzApp International Inc. being included effective from the date of consummation of the Share Exchange Transaction. YzApp International Inc. will be deemed to be a continuation of the New Resources’ business conducted through Heilongjiang Shuaiyi New Energy Development Co., Ltd. The outstanding capital stock of YzApp International Inc. prior to the Share Exchange Transaction will be accounted for at their net book value with no goodwill being recognized.

U.S. Federal Income Tax Consequences of the Share Exchange Transaction, if Material

The federal income tax consequences of the Share Exchange Transaction are not material.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained as a condition of the Share Exchange Transaction.

Reports, Opinions, Appraisals

No reports, opinions (other than an opinion of counsel) or appraisals materially relating to the Share Exchange Transaction have been received from an outside party or are referred to in the Information Statement.

Past Contacts, Transactions or Negotiations

Not Applicable.

INFORMATION OF THE COMPANY

Corporate History

The Company was originally incorporated in the State of Nevada on December 22, 2002. On October 15, 2003, the Company acquired all the outstanding common stock of YzApp Solutions Inc., a company under common control. The Company sold its ownership in YzApp Solutions Inc. on December 3, 2008. Following the incorporation, the Company engaged in the business of developing software which allowed it to act as an application service provider acting as a conduit between retailers and financial institutions. Because this business was not successful, the Company was focused on the identification of suitable businesses with which to enter into a business opportunity or business combination until December 23, 2008, when it completed its reverse acquisition of New Resources.

As a result of its reverse acquisition of New Resources, the Company is no longer a shell company and active business operations were revived. As disclosed above, the Company plans to amend its Articles of Incorporation to change its name to “Shuaiyi International New Resources Development Inc.” to reflect its current business.

Background and History of New Resources and Heilongjiang Shuaiyi

New Resources is a holding company, which was incorporated in the BVI under the BVI Business Company Act on March 13, 2008. New Resources was wholly-owned by the Shareholder, a BVI company, before the Company acquired New Resources on December 23, 2008.

Heilongjiang Shuaiyi was established on July 11, 2006 under the laws of the PRC. Heilongjiang Shuaiyi has two wholly-owned subsidiaries, Daqing Shuaiyi and Harbin Shuaiyi. On July 28, 2008, pursuant to a restructuring plan intended to ensure compliance with regulatory requirements of the People’s Republic of China ("PRC"), the Founders of Heilongjiang Shuaiyi, including the Company’s chairperson and chief executive officer, Lianyun Han, entered into the Equity Transfer Agreement with New Resources, pursuant to which the Founders transferred all of their equity interests in Heilongjiang Shuaiyi to New Resources for a purchase price of RMB 60 million (approximately $8.8 million). As a result, New Resources became the 100% owner of Heilongjiang Shuaiyi and, indirectly, Daqing Shuaiyi and Harbin Shuaiyi. On November 24, 2008, Heilongjiang Shuaiyi obtained the Certificate of Approval for Establishment of Enterprises of Foreign Investment issued by Heilongjiang Provincial Government and a new business license was issued to Heilongjiang Shuaiyi on December 1, 2008.

On September 12, 2008, the Shareholder entered into separate Earn-In Agreements with the Founders of Heilongjiang Shuaiyi, which entitle the Founders to acquire a majority interest in the Shareholder upon the satisfaction of the conditions set forth in the Earn-In Agreements. Pursuant to the Earn-In Agreements, each Founder has an option to purchase shares of the Shareholder’s ordinary shares at a purchase price of $0.01 per share (the par value of the Shareholder’s ordinary shares), provided that the aggregate price with respect to the shares eligible to be purchased relating to the satisfaction of condition (4) below is the sum of $0.01 per share, multiplied the number of such shares, plus $1,000, upon the satisfaction of each of the following conditions: (1) six months have expired since the date of the Share Exchange Agreement, provided that on or before that date, the Founder and Heilongjiang Shuaiyi have entered into a binding employment agreement and the Founder is employed by Heilongjiang Shuaiyi pursuant to that agreement on such date; (2) the SEC has declared a registration statement filed by the Company under the Securities Act effective, or investors who purchased common stock from the Company pursuant to a securities purchase agreement being able to sell their common stock under Rule 144; (3) Heilongjiang Shuaiyi and its subsidiaries have achieved not less than $1,560,000 in after-tax net income, as determined under United States generally accepted accounting principals ("US GAAP"), for the six months ended June 2009; and (4) Heilongjiang Shuaiyi has achieved not less than $3,900,000 in pre-tax profits, as determined under US GAAP for the fiscal year ending 2009. Notwithstanding the foregoing, for purposes of determining whether or not the financial thresholds described above have been achieved, the purchase of the shares by the Founder or any other person designated by the Founder shall not be deemed to be an expense, charge, or other deduction from revenues of the Company even though US GAAP may require contrary treatment. On February 12, 2009, each Founder and the Shareholder entered into the First Amendment to the Earn-In Agreements (the "First Amendment"), to amend the definition of the first condition. As a result, pursuant to the First Amendment, in order to satisfy the first condition for each Founder, only Ms. Lianyun Han needs to enter into a binding employment agreement with Heilongjiang Shuiayi within six months after the dated of the Share Exchange Agreement.

Each Founder may purchase 25% of the total number of shares that he or she is eligible to purchase under his or her Earn-In Agreement, as amended, upon the satisfaction of each condition described above. The aggregate number of shares eligible for purchase by all of the Founders under the Earn-In Agreements is 100,000. Therefore, upon purchase of the above shares by the Founders, the total number of outstanding shares of the Shareholder will be 100,001 and the Founders will be the controlling shareholders of the Shareholder.

Pursuant to the Earn-in Agreement, as amended, the Shareholder further agrees, among others, that throughout the exercise period of the Earn-in Agreement, without the prior written approval of the Founders:

(i)

it will not increase the number of authorized shares of the Shareholder’s common stock, or any increased authorized shares will be deemed as part of the option shares that the Founders are entitled to acquire under the Earn-In Agreements;

(ii)

keeps available the services of current officers and employees of the Shareholder and Heilongjiang Shuaiyi; and

(iii)

New Resources and Heilongjiang Shuaiyi will not declare or pay any dividend or make any other distribution, nor do they repurchase, redeem or otherwise reacquire any equity of shares of capital stock or other securities.

The sole purpose of the Earn-In Agreements is to enable Founders to reacquire ultimate controlling legal ownership of Heilongjiang Shuaiyi in compliance with regulatory requirements of China. According to relevant Chinese laws, any "round-trip investment" needs to be approved by the Ministry of Commerce of China ("MOFCOM") in Beijing. These approvals are known to be difficult to obtain, either for substantive reasons or because MOFCOM's Beijing office is understaffed. A "round-trip investment" is defined as having taken place when a Chinese business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). The Earn-In Agreements were entered into among the relevant parties to restructure Heilongjiang Shuaiyi without involving a round-trip investment because New Resources, the offshore acquirer that acquired Heilongjiang Shuaiyi, was not established, and is not owned or controlled, by a PRC person or entity connected with Heilongjiang Shuaiyi, either at the time of the acquisition, or even immediately thereafter.

On December 8, 2008, Heilongjiang Shuaiyi entered into separate loan agreement and promissory notes (the "Notes"), with the Founders, pursuant to which Heilongjiang Shuaiyi borrowed an aggregate of RMB 60 million (approximately $8.8 million) from the Founders, which amount is exactly equal to the proceeds that they are entitled to receive for the transfer of their ownership of Heilongjiang Shuaiyi under the Equity Transfer Agreement. The Notes bear no interest and are payable in successive equal yearly payments beginning on the tenth anniversary of the Notes, December 8, 2018, and within the first month of each year thereafter. The final payment is due on January 1, 2028. On February 12, 2009, Heilongjiang Shuaiyi and the Founders amended the Notes, pursuant to which the Founders subordinate any right to receive any payment with respect to this loan to the payment or provision for payment in full of all claims of all present and future creditors of Heilongjiang Shuaiyi. During and after this restructuring plan, there has been no change to the composition of the board of directors of Heilongjiang Shuaiyi. Heilongjiang Shuaiyi's board of directors, chaired by Ms. Han, has continued to comprise representatives of the Founders. Therefore, Heilongjiang Shuaiyi is still under the same operating and management control of the Founders. Through this subordinated loan, the Founders will not receive any cash amount, nor will there be any cash flow out of the combined entity during the whole period from the date of the Equity Transfer Agreement though the expiry of the Earn-in Agreements, at which time it is expected that the Founders will have reacquired the ultimate legal controlling ownership of Heilongjiang Shuaiyi.

The loan to Heilongjiang Shuaiyi by the Founders is an integral and inseparable part of the restructuring plan and has the sole purpose of achieving the restructuring in compliance with PRC regulations. Furthermore, by providing the subordinated loan to Heilongjiang Shuaiyi and obtaining the Shareholder’s agreement on not declaring any dividend throughout the exercise period of the Earn-in Agreements without the prior written approval of the Founders, the Founders continue to bear the residual risks and rewards relating to Heilongjiang Shuaiyi. As a result, this restructuring plan will be accounted for as a recapitalization of Heilongjiang Shuaiyi with no adjustment to the historical basis of the assets and liabilities of Heilongjiang Shuaiyi. New Resources’ financial statements for the subsequent period in which the restructuring occurred will report Heilongjiang Shuaiyi’s results of operation will be consolidated from the beginning of the first period presented in New Resources’ financial statements as if the restructuring had occurred as of the beginning of that period.

The following charts demonstrate the ownership information of the relevant entities before and after the consummation of the restructuring plan:

Before the Equity Transfer Agreement:

After the consummation of the restructuring plan

Acquisition of New Resources

On December 23, 2008, we completed a reverse acquisition transaction of New Resources whereby we issued to the Shareholder 689,390 shares of our Series A Preferred Stock, constituting approximately 94% of our issued and outstanding capital stock on a fully-diluted basis, in exchange for all of the issued and outstanding capital stock of New Resources. New Resources thereby became our wholly owned subsidiary and the Shareholder became our controlling stockholder.

Immediately following closing of the reverse acquisition of New Resources, the Shareholder transferred 176,529 of the 689,390 shares issued to it under the share exchange to 14 individuals and entities, pursuant to a securities allocation agreement that the Shareholder entered into with these people on December 23, 2008. Among them, ten individuals and entities received 91,088 shares from the Shareholder for providing consulting services to New Resources and its subsidiaries in assisting them to consummate the share exchange transaction contemplated by the Share Exchange Agreement prior to December 23, 2008. The remaining 85,441 shares were gifted from the Shareholder to four individuals and entities who did not provide services to New Resources or its subsidiaries.

Upon the closing of the reverse acquisition, Eugene M. Weiss, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became on January 12, 2009. Lianyun Han was appointed to our board of directors effective as of the closing of the reverse acquisition on December 23, 2008. In addition, our board of directors on December 23, 2008 increased the size of our board of directors to five (5) and appointed Nana Jiang, Chunming Zhang, John Jing Zhang and Xi Zhu to fill the vacancies created by such increase, which appointments became effective upon the effectiveness of the resignation of Mr. Weiss on January 12, 2009. In addition, our executive officers were replaced by the New Resources executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with New Resources as the acquiror and the Company as the acquired party. Unless the context suggests otherwise, when we refer in this Information Statement to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of our subsidiary Heilongjiang Shuaiyi because Heilongjiang Shuaiyi currently conducts all our business operations.

Corporate Structure

The Company currently owns all of the issued and outstanding capital stock of New Resources, a BVI company, which in turn owns 100% of the outstanding capital stock of Heilongjiang Shuaiyi, a PRC company. Heilongjiang Shuaiyi has two wholly-owned PRC companies, Daqing Shuaiyi and Harbin Shuaiyi.

The following chart reflects our organizational structure as of the date of this Information Statement.

Business of the Company

We are a holding company that operates through our indirectly owned subsidiary Heilongjiang Shuaiyi, a leading dry Chinese Caterpillar Fungus grower and producer in China. We specialize in developing, processing, marketing and distributing a variety of agricultural and nutraceutical products consisting of dry Chinese Caterpillar Fungus, organic and specialty food products and silage fodder. In addition, we plan to produce and market other products developed from Cordyceps Militaris within the coming months and years, including Cordycepin and Corn Series Beverage as indicated in more detail below.

Our primary product is dry Chinese Caterpillar Fungus, which is developed from Cordyceps Militaris. Cordyceps Militaris is a species of parasitic fungus that is typically found in north-eastern mountainous China. It is a precious ingredient in traditional Chinese medicine, as Cordyceps Militaris is widely believed in China to offer high medical and health benefits by nourishing the yin, boosting the yang, and invigorating the meridians of the lungs and kidneys. According to Georges Halpern’s Healing Mushrooms, certain research has shown that Cordyceps Militaris may boost our immune system, and can be used as a supplement for the purposes of combating certain effects of fatigue and aging, as well as reducing blood pressure, the occurrences of certain tumors, and combating arteriosclerosis and certain gastrointestinal disorders. In addition, Cordyceps Militaris has significantly high economic values. According to Halpern, wild Cordyceps Militaris can cost as much as $10,000 per kilogram. Due to the extremely sensitive growing conditions of Cordyceps Militaris, it is very difficult to grow the plant in a man-made environment. Through several years of laboratory tests, we developed the technology to commercially grow and produce Cordyceps Militaris in 2006. We generated approximately 68.46% of our revenues from dry Chinese Caterpillar Fungus in 2008. We believe that we own 19% of the world wide market share in the cultivated Chinese Caterpillar Fungus industry. We plan to continue to focus on dry Chinese Caterpillar Fungus, which is our fastest growing product line with the greatest market demand and a significantly high profit margin.

We also sell organic and specialty food products through our subsidiary, Harbin Shuaiyi, which was formed in 2001. After years of development, we believe that we have become the largest wholesale distributor of organic and specialty food in Heilongjiang Province, China.

Our Industry

The nutraceutical industry is currently made up of many small- and medium-sized companies that manufacture and distribute products generally intended to, or marketed for the purpose of maintaining, and sometimes improving, health and general well being. According to China Enterprises Association, there are currently over 3,000 manufacturers of nutraceutical products in China, with an annual production value of over $6.25 billion. Of these manufacturers, large enterprises with registered capital of over $12.5 million only account for 1.45%; medium-sized enterprises with registered capital under $12.5 million, but over $6.25 million, make up 38%; and workshop-style enterprises with registered capital below $12,500 make up 12.5% of the total number of manufacturers.

Widespread economic development in China has not only increased the disposable income of Chinese consumers, it has also lead to an increase in consumer awareness of the risks of dietary imbalances and the importance of maintaining appropriate levels of vitamins and minerals in the human body. Along with a growing middle class, all of these facts have rapidly increased China’s 480 million urban consumers’ demand for nutraceutical products. According to China Personal Health & Supplemental Industry Survey 2005, the sales of nutraceutical products in China are expected to reach RMB 70 billion (approximately $8.75 billion) in 2009, with a compounded annual growth rate of 15.24% . We believe that the next era of nutrition will focus on naturally occurring properties provided from plants, fruits, and vegetables, which support good health.

Because of the rarity and high prices of the wild collected variety, attempts have long been made to cultivate Cordyceps Militaris. By the mid-1980s, the majority of Cordyceps Militaris available in the worldwide marketplace were artificially cultivated. Because of the development of modern biotechnology-based cultivation methods, the availability of this previously rare health supplement has greatly increased in the last 20 years. The demand for Cordyceps Militaris has also compounded exponentially, in this same time frame, partly because of the opening of China to trade with the West in the 1970s, exposing many more people around the world to the concepts and practices of traditional Chinese medicine. As Cordyceps Militaris has always been highly revered in traditional Chinese medicine, we believe that with increased exposure to traditional Chinese medicine, the demand for this plant has also increased. Such an increase has lead to overharvesting of the wild stocks and a subsequent shortage of wild collected varieties of Cordyceps Militaris. International markets for Cordyceps Militaris are mainly in the United States, Canada, Japan, Korea, Hong Kong and Southeast Asia. The European and Australian markets are also emerging. According to Market Survey of Cordyceps Militaris 2008, published by China Market Monitoring Center in 2008, the current international market demand for Cordyceps Militaris is about 1,000 tons a year, while the Chinese domestic market demand is about 500 tons a year with an annual growth rate of over 13%. With about 50 Cordyceps Militaris manufacturers in China having an aggregate production capacity of only 250 tons a year, there is a big gap between supply and demand and therefore a great potential for our dry Chinese Caterpillar Fungus market.

Our Competitive Strengths

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

  High-end niche products. We sell organic and specialty food products and dry Chinese Caterpillar Fungus products that the followers of traditional Chinese medicine believe have high nutrient concentration, potential health benefits and high value. Our products are positioned in the high-end market as premium healthy food and are distinguished from the common nutraceutical products in the market.

  Leading market position and significantly high margin. We believe we have established ourselves as a dominant player in China’s Chinese Caterpillar Fungus industry. We believe that we currently own approximately 19% of world market of Chinese Caterpillar Fungus. By successfully commercializing our Cordyceps Militaris planting technology, we believe that we have achieved economies of scale and accordingly significantly high margin that no other material competitor can match in the near future.

  Leading-edge R&D team. Our research and development team has a strong and extensive technology background and has been an early participant in the Chinese Caterpillar Fungus market. Currently we have 21 technicians in our R&D department. The head of our research and development team, Mr. Lichen Wang, is a lead expert in the field of edible fungus in China. Mr. Wang graduated with a Bachelor’s degree in edible fungus and has served as the deputy director of several research institutes of edible fungus in Northeast China.

  Experienced management team with a strong track record. Our management team has extensive operating experience and industry knowledge. Lianyuan Han, our founder and chief executive officer, has more than 10 years experience in operational management and business development. Xianfeng Han, our chief financial officer, has auditing, accounting and financial management experience in U.S. public companies. We believe that our management team’s experience and capabilities have contributed greatly to our significant growth in the past three years.

Our Growth Strategy

As a leading neutraceutical producer in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high nutritional products to our consumers. We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

  Focus on brand development. With intense price competition among many similar or identical products in the industry, we believe that building brand awareness is the primary means to generate and sustain profitable growth in the future. We believe that developing close cooperative relationships with research centers of well-known universities in China and globally is key to building brand equity. We also market our products through an integrated marketing program that includes advertising in relevant media outlets, attending trade shows such as Harbin International Fair for Trade and Economic Corporation and Beijing Agriculture Exposition and offering seminars and lectures to local communities regarding the products and their heath benefits.

  Introducing new products. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences. We endeavor to expand our market presence by introducing additional competitive neutraceutical products to our product offerings. Our new products under development include Cordycepin and Corn Series Beverage.

  Increase production capacity. Our existing production lines of dry Chinese Caterpillar Fungus have been running at close to full capacity while the market demand for our existing products continues to increase. We plan to develop an additional 4.1 million square meters to grow Cordyceps Militaris with a designed annual production capacity of 65 tons by the end of 2010. We also own 75 buildings in our company compound and only 10 of them are currently used to plant Cordyceps Militaris. We plan to use more buildings to plant Cordyceps Militaris. We expect that our production capacity will reach 60 tons by the end of 2009 and 65 tons by the end of 2010.

  Further expand our distribution network to increase the prevalence of our products nationwide. Our current sales depend heavily on the sales of our large-pack products to pharmaceutical companies. To support our rapid growth in sales, we plan to further expand our distribution network by selling our small-pack products through drug stores, supermarkets and franchise stores. We have one-year contracts with our major distributors which normally extend for one more year by the end of the contracts. We maintain constant communications with these distributors to keep us informed regarding consumer preferences and market trends in order to develop new products. We also organize monthly product promotion meetings with the distributors to increase the sales of small package products.

  Technology innovation. We believe that the development of new technology is critical to our success. We will continuously improve the quality of our existing and future products through new technologies. We expect to maintain our long-term partnership with Chinese universities and research institutes in order to develop new technologies.

Our Products and Production Process

Dry Chinese Caterpillar Fungus

Our primary product is dry Chinese Caterpillar Fungus, which is developed from Cordyceps Militaris. Cordyceps Militaris is a species of parasitic fungus that is typically found in the north-eastern mountainous regions of China. As a precious ingredient in traditional Chinese medicine, Cordyceps Militaris is widely believed in China to offer high medical and health benefits by nourishing the yin, boosting the yang, and invigorating the meridians of the lungs and kidneys. Due to the extremely sensitive growing conditions of Cordyceps Militaris, it is very difficult to grow the plants in man-made environments. Through several years laboratory tests, we developed the technology to commercially grow and produce Cordyceps Militaris in 2006. Our production process primarily includes planting, purifying and packaging.

Our present production capacity of dry Chinese Caterpillar Fungus is approximately 45 tons annually. We generated 68.46% of our revenues from dry Chinese Caterpillar Fungus in 2008. We believe that we own approximately 19% worldwide market share in the entire cultivated Chinese Caterpillar Fungus industry. We plan to continue to focus on dry Chinese Caterpillar Fungus, which is our fastest growing product with the greatest market demand and a significantly high profit margin. To achieve this end, we plan to build a new plant with a designed annual production capacity of 65 tons by the end of 2010.

Organic and Specialty Food

Growth in domestic demand for organic products has been driven by rising incomes in China. Through our indirect subsidiary, Harbin Shuayi, we act as either a sales agent or a distributor to market and sell organic and specialty food products supplied by third-party producers. These products mainly include Northeast Peculiar Rice. Northeast Peculiar Rice is grown in accordance with organic product standards established by the Chinese Ministry of Agriculture. To qualify as “organic,” food must be produced in an environment which relies upon natural resources, without the use of conventional pesticides, artificial fertilizers, in an appropriate ecological environment, and must undergo a series of scientific and technological quality control processes. Our Northeast Peculiar Rice is rich in protein, fiber fats, amino acids and calcium, iron, zinc, Selenium and other elements and vitamins. After years of development, we have become the largest wholesale distributor of organic and specialty food in Heilongjiang Province, China.

Silage Fodder

Silage is a high-moisture fodder that is used for livestock feed. Using corn, fava beans and sunflowers as its ingredients, silage fodder is rich in organic acid, proteins, variety of vitamins and minerals. It is widely believed to enhance livestock’s digestive function and nutrition balance. Daqing Shuaiyi produces and sells this product.

Neither organic and specialty foods nor silage fodder are our principal products. Together they accounted for approximately 31.54% of our total revenue in 2008. Since the gross margin of dry Chinese Caterpillar Fungus is significantly higher than that of other products we currently sell, we believe we can generate more profits by focusing on our primary high-end Chinese Caterpillar Fungus products. Therefore, we do not plan to expand our business related to these two products.

New products under development

We plan to further diversify our Cordyceps Militaris based product mix to cater to different customer tastes and preferences. Currently, we have the following two products under development.

  Cordycepin. Cordycepin is the major bioactive compound of Cordyceps Militaris. Cordycepin has been used as raw materials in various nutraceutical products, cosmetics and drugs worldwide. According to Georges Halpern’s Healing Mushrooms, Cordycepin is medicinally used to treat bacterial infections such as tuberculosis and leprosy as well as possibly inhibiting HIV replication. We expect to begin manufacturing and selling Cordycepin products by the end of 2010.

  Corn Series Beverage. This convenient and delicious Chinese traditional healthcare cereal beverage has various nutritional ingredients of Cordyceps Militaris, including Cordycepin and polysaccharides. We expect to begin manufacturing and selling this product by the end of 2009.

Our Properties

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire land use rights for general or specific purposes. In the case when land is used for industrial purposes, the land use rights are granted for a period of 50 years. The rights may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our primary production facility is located in Daqing, Heilongjiang province, which started production in 2006. The facility consists of nine factory buildings and is located on a 410,000 square meter tract where we have leased the land use rights for twenty years.

We currently own and operate one main production line and eight supplemental production lines of Chinese Caterpillar Fungus with an aggregate processing capacity of 45 tons annually. We also have one production line to produce our silage fodder products, which have an aggregate production capacity of 9,000 tons annually.

To meet the expected growth of our business and to broaden our product portfolio, we plan to add additional eight factory buildings to produce Cordyceps Militaris with a designed annual production capacity of 65 tons by the end of 2010.

Our subsidiary Harbin Shuaiyi entered into a premise lease agreement with a PRC individual, Liye Qian, on December 28, 2005, pursuant to which Harbin Shuaiyi leased the premise located at 2nd Floor, 2nd Building, No. 41 Xiangdian Street, Xiangfang District, Harbin with the construction area of 2,400 square meters. The lease term is from January 1, 2006 to December 31, 2010. Harbin Shuaiyi uses the facility as an exhibit center for our more than 800 green foods. We pay a monthly rent of RMB 13,000 (approximately $1,625) for using this facility.

On April 23, 2008, Harbin Shuaiyi entered into another premise lease agreement with Harbin Jinhua Keji Qiye Fuhuaqi Co., Ltd., pursuant to which Harbin Shuaiyi leased the premise located on Room 739, Floor 7th, No. 41 Hanguang Street, Nangang District for office use. The lease term is from May 10, 2008 to May 10, 2010. We pay a monthly rent of RMB 1,417 (approximately $208) for using this facility.

Marketing and Sales

Currently, we have 115 experienced marketing personnel who are responsible for market research, promotion and advertisement. We strengthen our market presence by employing various types of marketing strategies. We participate in trade shows such as Harbin International Fair for Trade and Economic Cooperation and Beijing Agriculture Exposition and offer seminars and lectures to local communities regarding the health benefits of our products. These activities help to promote our reputation and name recognition in the industry.

Our sales depend heavily on the sales of our large-pack products to pharmaceutical companies. To support our rapid growth in sales, we plan to further expand our distribution network by selling our small-pack products through drug stores, supermarkets and franchise stores.

Raw Materials and Suppliers

Our raw materials primarily consist of carbamide, wheat, glucose, citric acid, bitter salt, peptone, and pupa powder. The price for such material fluctuates depending upon market conditions. However, since we have long-term suppliers and clients, the influence of material price fluctuation is not currently material to the Company.

We have established long-term relationships with our key suppliers. However, we do not have long term supply contracts and we do not exclusively rely on our key suppliers. We have adopted a dual supplier system for raw materials. Therefore, if our primary suppliers cannot supply us with our raw material for any reason, we are able to acquire raw material from another supplier. All of our suppliers must meet our quality standards and delivery requirements consistently in order to remain on our approved supplier list. If deliveries are delayed repeatedly, we terminate the partnership with such supplier.

The flexible sourcing arrangements are designed to ensure the stable supply of raw materials and promote healthy competition among our suppliers. We believe our supplier arrangements encourage our suppliers to provide high quality raw materials timely and efficiently.

Our Major Suppliers in 2008

The following table lists top suppliers of our raw materials in 2008:

Rank	Company Name	Unit (Kg)	Purchasing value in 2008 (in RMB/Yuan)	Location	Material
1	Harbin Zhenfengyuan Bio-technology Co., Ltd	13,865			Peptone
		11,264			Pupa Powder
		11,720	3,116,448.66	Harbin	Vitamin-C
2	Nehe Laocai Grain Depot.	351,980	869,950.00	Nehe	Wheat
3	Zhaoyuan Xinan Rice Co., Ltd.	100,000	340,000.00	Zhaoyuan	Rice
4	Harbin Jiancheng Fine Chemical Plant	13,512			Glucose
		9,230			Citric acid,
		1,000	228,306.00	Harbin	Bitter salt
5	Zhaoyuan Xinzhan Yuanxiang Goods and Materials Co., Ltd.	80,000	224,000.00	Zhaoyuan	Corn
6	Daqing Qingzhong Seed Co., Ltd.	60,700	103,190.00	Daqing	Potato

Our Major Customers

The following table provides information on our major clients in fiscal year 2008.

MAJOR CLIENTS IN 2008

No.	Name	Description of Client	Sales (in Millions of US Dollars)	Percentage of Total Sales
1	Si Chuan Ai Da Biotech Co. Ltd.	Health Products Producer in China	1.079	8.31%
2	Hangzhou KangYuanTang Ganoderma Lucidum Co., Ltd	Health Products Producer in China	1.052	8.09%
3	Zhejiang Yinlong Trading Company	Trading company in China	1.043	8.03%
4	Beijing Ruichenboji Technology Development Co., Ltd.	Trading company in China	0.935	7.2%
5	Disha Pharmaceutical Co., Ltd.	Pharmaceutical Products Producer in China	0.913	7.02%
6	Xi’an Yizhiliu Pharmaceutical Co., Ltd	Pharmaceutical Products Producer in China	0.911	7.01%·
7	Zhejiang Wanfeng Group Pharmaceutical Co., Ltd.	Pharmaceutical Products Producer in China	0.728	5.6%
8	General Hospital of Shandong CAPF	Pharmaceutical Products Producer in China	0.546	4.2%
9	Beijing Green Grass Tang Biotech Co., Ltd.	Sales Agent of the Company	0.133	1.02%
10	Shandong Linyi Hongyun Trading Company.	Sales Agent of the Company	0.121	0.93%

Our Competition

Most of our competitors for sales of dry Chinese Caterpillar Fungus products are small-sized local producers and generally have a much lower production capacity. Compared to these competitors, we believe we have a much higher production capacity and more advanced growing and production technology. Our major competitors in China include Heilongjiang Xinyisheng Pharmaceutical Co., Ltd., Liangshan County Ganoderma and Cordyceps Sci-Tech Development Co., Ltd., Jiangsu Xuzhou Kangyuan Cordyceps Biology Co., Ltd., Xuzhou Baofu Cordyceps Co., Ltd. and Jinzhou Cordyceps Militaris Co., Ltd.

Research and Development

Our research and development activities focus on developing new products and new technologies. We currently have 21 employees dedicated to research and development. Since 2003, we have also maintained a close cooperation relationship with China Institute of Science, one of the most prestigious academic institutions of scientific and technological research in China, to improve commercially growing Cordyceps Militaris.

As described below, on April 10, 2006, we spent RMB 30 million (approximately $4.4 million) in acquiring the technologies of Cordyceps Militaris cultivation from Mr. Runjiao Wang. In 2007 and 2008, our research and development expenses were insignificant.

Intellectual Property

We currently have the following patents pending approval:

		Patent No. /	Expiration
Patent Name	Patent type	Application No.	Date	Status
Technology of Using Plastic Ware to Cultivate Cordyceps Militaris	Invention	200810064305.3	N/A	Pending
Planting Cordyceps militaris by the method of making liquid spawn.	Invention	200810064705.4	N/A	Pending
Formulation of Cordyceps Militaris and Green Bean Paste Beverage	Invention	200810064387.1	N/A	Pending
Formulation of Cordyceps Militaris and Corn Beverage	Invention	200810064389.0	N/A	Pending
Formulation of Cordyceps Militaris and Millet Beverage	Invention	200810064390.3	N/A	Pending
Formulation of Cordyceps Militaris and Red Bean Paste Beverage	Invention	200810064388.6	N/A	Pending

On April 10, 2006, Daqing Shuaiyi entered into an exclusive licensing agreement with Mr. Runjiao Wang, pursuant to which Mr. Wang agreed to grant Daqing Shuaiyi a exclusive right to use the cultivation technology of Cordyceps Militaries that Mr. Wang developed. According to this licensing agreement, Daqing Shuaiyi is allowed to use this technology exclusively in China for ten years beginning on April 10, 2006. In consideration of the rights granted to Daqing Shuaiyi under this licensing agreement, Daqing Shuaiyi agreed to pay Mr. Wang a license fee in an amount of RMB 30 million (approximately $4.4 million). In addition, Daqing Shuaiyi has the right of first refusal with respect to the cultivation technology when the licensing agreement expires.

We have applied for the trademark of “帅亿东方神” with the Trademark Office of the State Administration for Industry and Commerce of China. Under Chinese laws, we are allowed to use “帅亿东方神” for the sales and marketing of our products even if our trademark application is still pending. Once our application is approved, the trademark will have a term of ten years and may be continually renewed thereafter.

We rely on trade secret protection and confidentiality agreements to protect our proprietary information and know-how. Our management and each of our research and development personnel have entered into a standard confidentiality agreement, which includes a clause acknowledging that all inventions, designs, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership rights that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. See “Risk factors—Risks Related to Our Business—Failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.”

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC. Currently only the general rules of commerce in China are applicable to us.

We are also subject to the PRC’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Our Employees

As of December 31, 2008, we employed a total of 285 full-time employees. The following table sets forth the number of our employees by function as of December 31, 2008.

FUNCTION	NUMBER OF EMPLOYEES
Capital Department	5
Sales Department	115
Production Department	121
R&D Department	21
Financial Department	13
Administrative Office	10
TOTAL	285

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the after-tax profit. In addition, we are required by the PRC law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Seasonality

The production and sale of our primary product, dry Chinese Caterpillar Fungus, historically have not been subject to seasonal variations. The peak sales season of our silage fodder is between January and March.

Insurance

We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. See “Risk Factors – We do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward Looking Statements

This Information Statement contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

We are a holding company that operates through our indirectly owned subsidiary Heilongjiang Shuaiyi, a leading dry Chinese Caterpillar Fungus grower and producer in China. We specialize in developing, processing, marketing and distributing a variety of agricultural and nutraceutical products consisting of dry Chinese Caterpillar Fungus, organic and specialty food products and silage fodder. In addition, we plan to produce and market other products developed from Cordyceps Militaris within the coming months and years, including Cordycepin and Corn Series Beverage.

Our primary product is dry Chinese Caterpillar Fungus, which is developed from Cordyceps Militaris. We sell our products through an extensive nationwide sales and distribution network covering four provinces and eight cities in China. Our dry Chinese Caterpillar Fungus products are grown and processed by our indirect, wholly-owned subsidiary, Daqing Shuiayi, and are mainly sold to pharmaceutical companies for further processing into drugs and nutraceutical products. We generated approximately 68.46% of our revenues from sales of dry Chinese Caterpillar Fungus in 2008. We believe that we own approximately 19% worldwide market share in the entire cultivated Chinese Caterpillar Fungus industry. We plan to continue to focus on dry Chinese Caterpillar Fungus, which is our fastest growing product line with the greatest market demand and a significantly high profit margin.

We also sell organic and specialty food products through our subsidiary, Harbin Shuaiyi, which was formed in 2001. After years of development, we believe that we have become the largest wholesale distributor of organic and specialty food in Heilongjiang Province, China.

Our sales revenue grew by 41.3% in the fiscal year ended December 31, 2008 to approximately $12.98 million, from approximately $9.19 million for 2007. Our gross margin for 2008 was 64.6% .

Because our recent operations have been limited to the operations of Heilongjiang Shuaiyi and its subsidiaries, the discussion below of our performance is based upon the audited financial statements of Heilongjiang Shuaiyi for the fiscal years ended December 31, 2008 and 2007 included in this Information Statement.

Industry Wide Factors that are Relevant to Our Business

We expect several key demographic, healthcare, and lifestyle trends to drive the growth of our business in the coming future:

  Increased Focus on Healthy Living: Our management believes that as China becomes more affluent, its citizens are becoming more health conscious. They are leading more active lifestyles and becoming increasingly focused on healthy living, nutrition, and supplementation. According to the Nutrition Business Journal, a higher percentage of today’s global population is involved to some degree in health and wellness than a few years ago. We believe that growth in the health supplements industry will continue to be driven by consumers who increasingly embrace health and wellness as a critical part of their lifestyles.

  Aging Population: The average age of the Chinese population is increasing. According to World Population Prospects: The 2004 Revision (2005), the percentage of elderly persons in China is projected to triple between 2006 and 2050, from 8 percent to 24 percent, a total of 322 million people. We believe that these consumers are significantly more likely to use health supplements than younger persons and have higher levels of disposable income to pursue healthy lifestyles.

  Rising Healthcare Costs and Use of Preventive Measures: Healthcare related costs have increased substantially in China. A survey released by China’s Ministry of Health found that the percentage of out-of-pocket health expenditures in China has increased from 35.7% in 1990 to 55.5% in 2003. To reduce medical costs and avoid the complexities of dealing with the healthcare system, and given increasing incidence of medical problems and concern over the use and effects of prescription drugs, many consumers take preventive measures, including alternative medicines and nutritional supplements.

Taxation

United States

YzApp International Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as YzApp International Inc. had no income taxable in the United States.

British Virgin Islands

New Resources was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

People’s Republic of China

A company registered in the People’s Republic of China (the “PRC”) is subject to national and local income taxes within China at the applicable tax rate on the taxable income as reported in its PRC statutory financial statements in accordance with relevant income tax laws. Under the Provisional Taxation Regulation of the People’s Republic of China effective before January 1, 2008, income tax was generally payable by enterprises at a rate of 33% of their taxable income. Newly established high-technology enterprises, such as our subsidiary Daqing Shuaiyi, are entitled to a two-year 50% tax reduction. The tax holiday of Daqing Shuaiyi commenced in January 1, 2006 and expired on December 31, 2007. Harbin Shuaiyi was subject to a tax rate of 33% in 2007 and is subject to a tax rate of 25% in 2008.

In 2007, China passed a new Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous law. The New EIT Law, however, (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria.

Substantially all of YzApp International Inc.’s income may be derived from dividends it receives from its PRC subsidiaries. The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes. We expect that such 10% withholding tax will apply to dividends paid to YzApp International Inc. by its PRC subsidiaries, but this treatment will depend on our status as a non-resident enterprise.

Results of Operations

Fiscal Year ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

The following table summarizes the results of our operations during the fiscal years ended December 31, 2008 and 2007, and provides information regarding the dollar and percentage increase or (decrease) from the fiscal year ended December 31, 2007 to the fiscal year ended December 31, 2008.

(All amounts, other than percentage, in thousands of US dollars)

	Year Ended December 31,		Year Ended December 31,
	2008		2007

		As a		As a
		percentage		percentage
	In	of	In	of
	Thousands	revenues	Thousands	revenues

Revenues	12,989	100%	9,195	100%
Cost of goods sold	(4,605)	35.5%	(3,512)	(38.2%	)

Gross Profit	8,384	64.5%	5,683	61.8%

Selling expenses	(196)	1.5%	(72)	(0.8%	)
General and administrative expenses	(1,416)	10.9%	(436)	(4.7%	)
Loss on disposal of fixed assets	(31)	0.24%

Income from operations	6,741	51.9%	5,175	56.3%

Other income and (expenses)
Interest income	30	0.23%	53	0.58%
Other income	11	0.09%	52	0.6%
Interest expenses			(23)	(0.2%	)
Exchange loss	(20)	0.16%
Merger costs	(2,068)	15.9%	—

Income before income tax	4,694	36.1%	5,257	57.2%

Provision for income tax	(975)	7.5%	(85)	(0.9%	)

Net income	3,719	28.6%	5,172	56.3%

Revenues. Revenues increased approximately $3.8 million, or 41.3%, to approximately $13.0 million in fiscal year 2008 from approximately $9.2 million for 2007. This increase was mainly attributable to the increase of our sales and output volume of our product, dry Chinese Caterpillar Fungus. At the same time, the Company introduced its small package Chinese Caterpillar Fungus which has a higher unit selling price in the second half of 2008.

Cost of Goods Sold. Our cost of goods sold increased approximately $1.1million, or 31.4%, to approximately $4.6 million in 2008 from approximately $3.5 million in 2007. This increase was mainly due to the increase of our sales. As a percentage of revenues, the cost of goods sold decreased to 35.5% in 2008 from 38.2 % in 2007. Such increase of gross margin was mainly attributable to the increase of sales volume of small package products with higher unit selling prices. Because the gross margin of small package products is higher than big package products, the percentage of cost of sales to total sales revenue decreased in 2008.

Gross Profit. Our gross profit increased approximately $2.7 million, or 47.4%, to approximately $8.4 million in 2008 from approximately $5.7 million in 2007. Gross profit as a percentage of revenues was 64.5% in 2008, an increase of 2.8% from 61.8% in 2007. Such percentage increase was mainly due to the fact that we increased the sales of our small package Chinese Caterpillar Fungus products with higher unit selling prices.

Selling Expenses. Selling expenses increased approximately $0.12 million, or171%, to $0.19 million in 2008 from $0.07 million in 2007. As a percentage of revenues, selling expenses increased to 1.5% in 2008 from 0.8% in 2007. The dollar increase of selling expenses was mainly attributable to the increase of salaries and travelling expense of our sales representatives and more marketing activities to promote our products.

General and Administrative Expenses. General and administrative expenses increased approximately $1 million, or 250%, to approximately $1.4 million in 2008 from approximately $0.4 million in 2007. As a percentage of revenues, general and administrative expenses increased to 10.9% in 2008 from 4.7% in 2007. We increased our general and administrative expenses as we incurred more professional fees during the going public process in 2008.

Merger Cost. We incurred expenses related to our merger during 2008 of approximately $2.07 million. In accordance with the requirements of and guidance in Staff Accounting Bulletin No. 107 and SFAS 123(R), we charged $1,693,326 to merger costs based on the grant-date fair value of the 91,088 shares of Series A Preferred Stock transferred by our majority shareholder to our consultants in the merger. On December 23, 2008, the Company also entered into a subscription agreement with Tan Zhen Investment Limited, pursuant to which the Company issued and sold to such investor 20,168 shares of our Series A Preferred Stock for $375,000, or $18.59 per share, which was expended on payment of merger costs.

Income Before Income Tax. Income before income tax decreased approximately $0.6 million, or 11.3%, to approximately $4.7 million in 2008 from approximately $5.3 million in 2007. As a percentage of revenues, income before income tax decreased to 36.1% in 2008 from 57.2% in 2007. The decrease of income before income tax is mainly attributable to the increase of the general and administrative expenses, including legal and audit fees during the going public process. In addition, under US GAAP, the amount of preferred stock that was issued to certain service providers as compensation for the restructuring and related counseling was recorded in the profit and loss adjustment.

Income Tax. Income tax increased approximately $0.91 million to approximately $1 million in 2008 from approximately $0.09 million in 2007. We paid more tax in 2008 because of one of our subsidiaries, Daqing Shuaiyi, was subject to a 12.5% income tax rate in 2008, while in 2007 it was fully exempt from 33% income tax rate.

Net Income. Net income decreased approximately $1.5 million, or 28.9%, to $3.7 million in 2008 from approximately $5.2 million in 2007, as a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2008, we had cash and cash equivalents of approximately $9.19 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

Cash Flow
(All amounts in thousands of U.S. dollars)

	Fiscal Years Ended
	December 31,

	2008	2007

Net cash paid by operating activities	$6,467	$4,503
Net cash (used in) investing activities	744	(9,327)
Net cash provided by (used in) financing activities	(438)	(1,015)
Net cash inflow	7,050	(5,170)

Operating Activities:

Net cash provided by operating activities was approximately $6.5 million in fiscal year ended December 31, 2008, which is an increase of approximately $2.0 million from approximately $4.5 million net cash provided by operating activities in fiscal year ended December 31, 2007. Such increase of net cash provided by operating activities was primarily attributable to the fact that our depreciation, amortization and adjustment of merger cost were not reflected in the cash outflow.

Investing Activities:

Our main uses of cash for investing activities are payments relating to the acquisition of property, plant and equipment.

Net cash provided by investing activities was approximately $0.74 million in fiscal year 2008, an increase of approximately $10.06 million from approximately $9.32 million net cash used in investing activities in fiscal year 2007. Such increase of net cash provided by investing activities was primarily attributable to the sales of our idle fixed assets in an amount of $1,151,411.

Financing Activities

Net cash used in financing activities for the fiscal year ended December 31, 2008 was approximately $0.44 million as compared to approximately $1.02 million used in financing activities in fiscal year 2007. The decrease of the net cash used in financing activities was mainly attributable to the proceeds of $427,449 we received from the issuance of preferred stock to certain investors on December 23, 2008.

We believe that our cash on hand and cash flow from operations will meet our expected capital expenditure and working capital for the next 12 months. However, we may in the future require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Critical Accounting Policies

Our consolidated financial statements were prepared in accordance with generally accepted accounting principles, which require management to make subjective decisions, assessments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the judgment increases, such judgments become even more subjective. While management believes its assumptions are reasonable and appropriate, actual results may be materially different from estimated. Management has identified certain critical accounting policies, described below, that require significant judgment to be exercised by management.

Revenue recognition

Revenue is recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

Sales revenue is recognized net of sales discounts and returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns. Sales revenue is presented net of value added and sales related taxes in accordance with the guidance in EITF 06-3.

Share-Based Payments

We account for stock based compensation under accounting guidance provided by the FASB issued under SFAS No. 123R "Share-Based Payment" ("SFAS No. 123R") and EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18") which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

Immediately following closing of the Share Exchange, our majority shareholder transferred 91,088 shares out of the 689,390 shares of Series A Preferred Stock issued to it under the Share Exchange Agreement to ten individuals and entities for consulting services provided by them to New Resources and its subsidiaries in assisting them to consummate the share exchange transaction contemplated by the Share Exchange Agreement prior to December 23, 2008.

In accordance with the requirements of and guidance in Staff Accounting Bulletin No. 107 and SFAS 123R, we charged $1,693,326 to merger costs based on the grant-date fair value of the 91,088 shares of Series A Preferred Stock transferred by our majority shareholder to the consultants. As the Company’s shares were scarcely traded, we has determined that the price of $18.59 at which 20,168 shares of the Company’s Series A Preferred Stock were issued to un unrelated, independent investor, appropriately represented a fair value of the Company’s Series A Preferred Stock, because the investor was an independent third party before the transaction and the terms for the issuance of those shares to the investor were based on arm’s length negotiation. Accordingly, this is a current cash transaction between unrelated willing parties that provides the best evidence for the fair value of the Company’s shares in accordance with AICPA Practice Aid, "Valuation of Privately-Held-Company Equity Securities Issued as Compensation".

Income Taxes

We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.

We consider current tax laws and its interpretation of them when making judgments, assumptions and estimates relative to current provision for income tax. We also assesses a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than-not that some portion, or all, of the deferred tax assets will not be realized. Such evidence includes our estimates of future taxable income and tax planning strategies. Changes in relevant tax laws, and our judgments, assumptions and estimates relative to current provision for income tax could have resulted in material differences in the amount of income taxes provided in our consolidated financial statements.

Effective October 1, 2007, we adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," or FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 requires that we recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained upon audit by the tax authority, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is more likely than not of being realized upon ultimate settlement. The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. The adoption of FIN 48 had no material effect on the Company’s financial statements.

Impairment of long-lived assets

We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of future cash flows from other asset groups.

Accounts receivable

Accounts receivable is stated at cost, net of an allowance for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. We review the accounts receivable on a periodic basis and makes allowances where there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. Management will write down the inventories to market value if it is below cost. Management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

Foreign currency translation

We use the United States dollars ("US Dollar" or "US$" or "$") for financial reporting purposes. We maintain books and records in our functional currency, Chinese Renminbi ("RMB"), being the primary currency of the economic environment in which its operations are conducted. In general, we translate our assets and liabilities into US Dollar using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of our financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into US Dollar for the purposes of preparing the consolidated financial statements were as follows:-

	December 31, 2008	December 31, 2007
Balance sheet items, except for capital accounts and retained earnings, as of year end	US$1=RMB6.8346	US$1=RMB7.3046
Amounts included in the statements of income and statements of cash flows for the year	US$1=RMB6.9480	US$1=RMB7.6071

No representation is made that RMB amounts have been, or would be, converted into US$ at the above rates.

Commitment and contingencies

On July 28, 2008, our subsidiary, New Resources entered into an equity transfer agreement with the Shuaiyi Founders to acquire all of their equity interests in Heilongjiang Shuaiyi for RMB60,000,000 (approximately $8.8 million). A new business license was issued to Heilongjiang Shuaiyi on December 1, 2008. According to PRC merger and acquisition rules, the equity interest transfer price should be paid in full within three months commencing from the issuance of the new business license to Heilongjiang Shuaiyi. If the transfer price is not paid by this date, we may apply to the relevant PRC business bureau for an extension of up to one year from the date of the issuance of the license; provided, however, that 60% of the transfer price will be required to be paid within six months from such date. However, if we are unable to make the payment for the transfer price by the March 1, 2009 or extended deadline and the relevant PRC business bureau does not grant us additional time to make the payment, we may be subject to fines or penalties imposed by the PRC business bureau. In addition, we may not be permitted to exercise any decision-making rights as a shareholder in Heilongjiang Shuaiyi or to consolidate Heilongjiang Shuaiyi's financial results into the Company’s financial statements.

On March 10, 2009, New Resources obtained the approval from the relevant PRC business bureau for the extension of time allowed for the payment of the transfer price to one year until December 1, 2009. We have engaged financial advisors with a view to raising additional capital for the Company. We believe that it will be able to make the payment for the transfer price within the time allowed by the relevant PRC business bureau and therefore has not accrued any amount related to this contingency. However, there can be no assurance that we will be successful in raising sufficient capital for the purpose of the payment of the transfer price to the Shuaiyi Founders.

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Recent Accounting Pronouncements

In December, 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, and SFAS No. 160, “Accounting and Reporting of Noncontrolling interest in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS No. 160). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that the adoption of SFAS 141(R) and 160 will have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51” (“SFAS No. 160”), which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – An Amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60”. This Statement interprets Statement 60, “Accounting and Reporting by Insurance Enterprises” and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of this Statement. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 (that is, fiscal 2009 for the Company), and all interim periods within those fiscal years. Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

In June 2008, the FASB issued EITF 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5.” The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008 and has no effect on the Company’s financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company adopted the provisions of FSP 157-3, which did not impact the Company’s financial position or results of operations.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46(R)-8 did not have any impact on the Company’s financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1, which is effective for annual reporting periods ending after December 15, 2008, will not have a material impact on the Company’s consolidated financial statements.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “YZPI.OB.” The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Closing Bid Prices(1)
	High	Low
Year Ended December 31, 2009
First Quarter	$0.25	$0.05
Second Quarter (through April 9, 2009)	$0.05	$0.05

Year Ended December 31, 2008
First Quarter	$0.12	$0.12
Second Quarter	$0.12	$0.12
Third Quarter	$0.12	$0.12
Fourth Quarter	$0.25	$0.12

Year Ended December 31, 2007
First Quarter	$0.12	$0.12
Second Quarter	$0.12	$0.12
Third Quarter	$0.12	$0.12
Fourth Quarter	$0.12	$0.12

________________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Holders

As of April 9, 2009, there were approximately 54 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Dismissal of Manning Elliott LLP

On December 8, 2008, the Company notified Manning Elliott LLP (“Manning Elliott”) that it was being dismissed as the Company’s independent registered public accounting firm. The decision to dismiss Manning Elliott as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on December 4, 2008.

Except as noted in the paragraph immediately below, the report of Manning Elliott on the Company’s financial statements for the two year period ended July 31, 2008 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The report of Manning Elliott on the Company’s financial statements as of and for the two year period ended July 31, 2008 contained an explanatory paragraph which noted that there was substantial doubt as to the Company’s ability to continue as a going concern as the Company has suffered recurring losses from continuing operations and would have to obtain additional capital to sustain operations.

During the period from July 31, 2006 through the date of dismissal, the Company did not have any disagreements with Manning Elliott on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Manning Elliott’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s financial statements for such years.

During the two year period ended July 31, 2008, Manning Elliott did not advise the Company that any of the events listed in Item 304 (a)(1)(Iv)(B) had occurred or should occur.

The Company provided Manning Elliott with a copy of the above disclosures and requested Manning Elliott to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not Manning Elliott agreed with the statements made above and, if not, stating in which respects Manning Elliott did not agree. A copy of the requested letter is filed as Exhibit 16.1 to the Company’s amended current report on Form 8-K/A filed on December 17, 2008.

Appointment of RBSM LLP

On December 4, 2008, the Company engaged RBSM LLP (“RBSM”), as its independent registered public accounting firm. The decision to engage RBSM as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on December 4, 2008.

During the two year period ended July 31, 2008, and through the date of its appointment, the Company did not consult with RBSM regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

Dismissal of RBSM LLP and GC Alliance Limited and Appointment of Yu and Associates CPA Corporation

(a) Dismissal of Previous Independent Registered Public Accounting Firms.

Prior to the Share Exchange Transaction with New Resources, YzApp International Inc.’s independent registered public accounting firm was RBSM, while New Resources’ independent registered public accounting firm was GC Alliance Limited (“GC Alliance”). On December 23, 2008, concurrent with the Share Exchange Transaction, YzApp International Inc.’s board of directors approved the dismissal of RBSM as its independent auditor, effective immediately. On the same day, New Resources’ board of directors approved the dismissal of GC Alliance, as its independent auditor, effective immediately.

YzApp International Inc. engaged RBSM on December 4, 2008 and RBSM has not issued any auditor report on YzApp International Inc.’s annual financial statements for the past two years. During YzApp International Inc.’s two most recent fiscal years (ended July 31, 2008 and 2007) and through RBSM’s dismissal on December 23, 2008, there were (1) no disagreements with RBSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RBSM, would have caused RBSM to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

We provided RBSM with a copy of this disclosure on December 29, 2008, providing RBSM with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from RBSM dated December 29, 2008 is filed as Exhibit 16.1 to the Original Filing.

Neither GC Alliance’s reports on financial statements as of and for the fiscal years ended December 31, 2007 and 2006 of Heilongjiang Shuaiyi, New Resources’ wholly owned subsidiary nor its reports on financial statements of New Resources for the period from its incorporation to November 30, 2008 contained an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years (ended December 31, 2007 and 2006) and during the subsequent interim period through December 23, 2008, there were (1) no disagreements with GC Alliance on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of GC Alliance, would have caused GC Alliance to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

We provided GC Alliance with a copy of this disclosure on February 19, 2009, providing GC Alliance with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from GC Alliance, dated February 23, 2009 is filed as Exhibit 16.2 to the Company’s amended current report on Form 8-K/A filed on February 23, 2009.

(b) Engagement of New Independent Registered Public Accounting Firm

Concurrent with the decision to dismiss RBSM as YzApp International Inc.’s independent auditor and GC Alliance as New Resources’ independent auditor, our board of directors appointed Yu and Associates CPA Corporation (“Yu and Associates”) as the Company’s independent auditor on December 23, 2008.

During the fiscal years ended December 31, 2007 and 2006 and through December 23, 2008, neither us nor anyone acting on our behalf consulted Yu and Associates with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Yu and Associates concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

On March 9, 2009, Yu and Associates changed its name to AGCA, Inc. and accordingly issued its report under the new name.

CHANGES TO OUR BUSINESS AND CHANGE OF CONTROL

We were originally incorporated in the State of Nevada on December 22, 2002. On October 15, 2003, we acquired all the outstanding common stock of YzApp Solutions Inc., a company under common control. We sold our ownership in YzApp Solutions Inc. on December 3, 2008. Following incorporation, we engaged in the business of developing software which allowed us to act as an application service provider acting as a conduit between retailers and financial institutions. Because this business was not successful, we were focused on the identification of suitable businesses with which to enter into a business opportunity or business combination until December 23, 2008, when we completed the Share Exchange Transaction.

On December 23, 2008, we completed a reverse acquisition of New Resources through the Share Exchange Transaction with New Resources’ former Shareholder. We acquired all of the issued and outstanding capital stock of New Resources, in exchange for which we issued to the Shareholder 689,390 shares of our Series A Preferred Stock, constituting approximately 94% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the Share Exchange Transaction and the Financing Transactions. Upon the consummation of the Share Exchange Transaction, the Shareholder became our controlling stockholder and New Resources became our wholly-owned direct subsidiary. We have therefore assumed the business operations and strategy of New Resources and its Chinese subsidiaries.

Upon the closing of the reverse acquisition, Eugene M. Weiss, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on January 12, 2009. Lianyun Han was appointed to our Board of Directors effective as of the closing of the Share Exchange Transaction. In addition, our Board of Directors on December 23, 2008 increased the size of our Board of Directors to five (5) and appointed Nana Jiang, Chunming Zhang, John Jing Zhang and Xi Zhu to fill the vacancies created by such increase, which appoints became effective upon the effectiveness of the resignation of Mr. Weiss on January 12, 2009. In addition, our executive officers were replaced by the New Resources executive officers upon the closing of the Share Exchange Transaction.

As a result of the reverse acquisition of New Resources, we entered into a new business. We now specialize in developing, processing, marketing and distributing a variety of agricultural and nutraceutical products consisting of dry Chinese Caterpillar Fungus, organic and specialty food products and silage fodder. In addition, we plan to produce and market other products developed from Cordyceps Militaris within the coming months and years, including Cordycepin and Corn Series Beverage.

FINANCIAL INFORMATION

Filed herewith are the following financial statements:

        1.         Audited consolidated financial statements of YzApp International Inc. and its subsidiaries for the fiscal years ended December 31, 2008 and 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
YZAPP INTERNATIONAL INC.
(hereby changed to SHUAIYI INTERNATIONAL NEW RESOURCES DEVELOPMENT INC.)

YzApp International Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1.         The current name of the Corporation is YzApp International Inc.

2.         The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on December 26, 2002.

3.         These Amended and Restated Articles of Incorporation have been duly approved by the Unanimous Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated February 4, 2009, and by the Written Consent of the holders of a majority of the Corporation’s issued and outstanding capital stock, dated February 4, 2009, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

4.         The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Shuaiyi International New Resources Development Inc. (hereinafter, the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III
GOVERNING BOARD

The members of the governing board of the Corporation shall be known as the Board of Directors. The number of directors comprising the Board of Directors shall be determined from time to time in the manner provided in the bylaws of the Corporation.

ARTICLE IV
TERM

The Corporation shall have perpetual existence.

ARTICLE V
AUTHORIZATION TO ISSUE CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 190,000,000 shares of Common Stock having a par value of $.001 per share and 1,000,000 shares of Preferred Stock having a par value of $.001 per share. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Nevada Revised Statutes.

Effective as of the filing date of these Amended and Restated Articles of Incorporation, each 114.59 shares of the issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, if they hold a fractional share equal to one-half or more, a full share of Common Stock, and if they hold a fractional share equal to less than one-half of a share of Common Stock, then that fractional share will be cancelled.

ARTICLE VI
ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by an successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this _____ day of _________________, 2009.

YZAPP INTERNATIONAL INC.

By: __________________________________
Name:
Title:

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-1 - F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Income and Comprehensive Income	F-4

Consolidated Statements of Stockholders' Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-7-F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
YzApp International, Inc. and subsidiaries

We have audited the accompanying balance sheet of YzApp International Inc. and subsidiaries as of December 31, 2008 and the related statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended. YzApp International Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YzApp International Inc. and subsidiaries as of December 31, 2008 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 18 (c), the consolidated financial statements were prepared on the assumption that New Zealand WAYNE'S New Resources Development Co., Ltd. will be able to pay up the investment money related to Heilongjiang Shuaiyi New Energy Development Co., Ltd. on or before December 1, 2009. In case New Zealand WAYNE'S New Resources Development Co., Ltd. fails to pay the amount in full on time, the basis of consolidation may not be appropriate.

/s/ AGCA, Inc.

Arcadia, California March 24, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Heilongjiang Shuaiyi New Energy Development Co., Ltd. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Heilongjiang Shuaiyi New Energy Development Co., (a wholly-owned subsidiary of YzApp International Inc.) and its subsidiaries (the "Company") as of December 31, 2007 and the related consolidated statements of income and comprehensive income, cash flows and stockholders' equity for the year ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heilongjiang Shuaiyi New Energy Development Co. Ltd. and its subsidiaries as of December 31, 2007, and the consolidated result of their operations and their cash flows for the year ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

/s/ GC ALLIANCE LIMITED
Certified Public Accountants
Hong Kong, May 15, 2008

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLAR)

	December 31,
	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,198,243	$2,148,348
Accounts receivable, net	283,822	138,085
Inventories	1,168,079	649,372
Deposits, prepayments and other receivables	14,105	147,850

Total current assets	10,664,249	3,083,655
OTHER ASSETS
Intangible assets, net	3,183,995	3,388,956
Property, plant and equipment, net	10,902,976	10,720,477

Total assets	$24,751,220	$17,193,088

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,206	$29,777
Other payables and accruals	472,959	476,629
Payable for intangibles – Current portion	877,886	821,400
Income tax payable	119,486	75,420
Due to related parties	8,998	53
Acquisition payable	8,778,861	6,396,187

Total current liabilities	10,261,396	7,799,466
NON-CURRENT LIABILITIES
Payable for intangibles, net of current portion	877,886	1,642,800

Total liabilities	11,139,282	9,442,266

COMMITMENTS AND CONTINGENCIES (Note 18)

SHAREHOLDERS' EQUITY
Preferred Stock, $0.001 par value, 1,000,000 shares authorized, 727,520 and 689,390 shares issued and outstanding	727	689
Common stock, $0.001 par value, 50,000,000 shares authorized, 11,746,041 shares and none issued and outstanding	11,746	—
Additional paid-in capital	2,192,716	86,174
Statutory reserves	1,326,239	693,028
Retained earnings	9,131,744	6,045,906
Accumulated other comprehensive income	948,766	925,025
Total shareholders' equity	13,611,938	7,750,822

Total liabilities and shareholders' equity	$24,751,220	$17,193,088

See accompanying notes to consolidated financial statements

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended December 31,
	2008	2007

NET REVENUE	$12,989,760	$9,194,589

Cost of sales	(4,604,948)	(3,511,570)

GROSS PROFIT	8,384,812	5,683,019

Selling expenses	(196,313)	(71,750)
General and administrative expenses	(1,416,111)	(435,651)
Loss on disposal of fixed assets	(31,247)	—

Income from operations	6,741,141	5,175,618

Other income (expenses):
Interest income	29,741	53,496
Interest expense	—	(22,938)
Exchange loss	(20,376)	—
Merger costs	(2,068,326)	—
Other	11,522	51,595

Total other income (expenses), net	(2,047,439)	82,153

Income before income taxes	4,693,702	5,257,771

Provision for income taxes	(974,653)	(85,243)

NET INCOME	3,719,049	5,172,528

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	23,741	756,782

TOTAL COMPREHENSIVE INCOME	$3,742,790	$5,929,310

Earnings per share
Basic	$0.003	$0.004

Diluted	$0.003	$0.004

Weighted average number of shares outstanding
Basic	1,397,873,464	1,378,780,000

Diluted	1,397,873,464	1,378,780,000

See accompanying notes to consolidated financial statements

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(AMOUNTS EXPRESSED IN US DOLLAR)

	Preferred Stock		Common Stock		Additional paid-in capital			Accumulated other comprehensive income

	Number of shares	Amount	Number of shares	Amount		Statutory reserves	Retained earnings		Totals

Balance at January 1, 2007	689,390	$689	—	$—	$62,444	$154,355	$1,390,631	$168,243	1,776,362

Premium on capital	—	—		—	23,730	21,420	—	—	45,150

Net income	—	—	—	—	—	—	5,172,528	—	5,172,528
Foreign currency translation adjustment	—	—	—	—	—	—	—	756,782	756,782

Comprehensive income									5,929,310

Appropriation of statutory reserves	—	—	—	—	—	517,253	(517,253)	—	—

Balance at December 31, 2007	689,390	689	—	—	86,174	693,028	6,045,906	925,025	7,750,822

Effect of reverse acquisition	—	—	11,746,041	11,746	(14,195)	—	—	—	(2,449)

Issue of shares	38,130	38	—	—	427,411	—	—	—	427,449

Share-based payment by shareholders	—	—	—	—	1,693,326	—	—	—	1,693,326

Net income	—	—	—	—	—	—	3,719,049	—	3,719,049
Foreign currency translation adjustment	—	—	—	—	—	—	—	23,741	23,741

Comprehensive income									3,742,790

Appropriation of statutory reserves	—	—	—	—	—	633,211	(633,211)	—	—

Balance at December 31, 2008	727,520	$727	11,746,041	$11,746	$2,192,716	$1,326,239	$9,131,744	$948,766	13,611,938

See accompanying notes to consolidated financial statements.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLAR)

	Years Ended December 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,719,049	$5,172,528
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,123,447	548,289
Loss from disposition of property, plant and equipment	31,247	—
Merger costs	2,068,326	—
(Increase) decrease in assets:
Accounts receivable	(134,017)	103,286
Deposits, prepayments and other receivables	141,563	(83,517)
Inventories	(466,314)	(110,413)
Increase (decrease) in liabilities:
Accounts payable	(28,151)	(45,290)
Other payables and accruals	(35,852)	392,052
Income tax payable	38,245	29,404
Trade payable due to related parties	8,795	(1,502,898)

Net cash provided by operating activities	6,466,338	4,503,441

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment of merger costs related to reverse acquisition	(375,000)	—
Purchase of property, plant and equipment	(32,501)	(9,327,194)
Proceeds from sale of property, plant and equipment	1,151,411	—

Net cash provided by (used in) investing activities	743,910	(9,327,194)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issue of preferred stock	427,449	—
Repayment of payables for intangibles	(865,292)	(822,759)
Repayments of short-term bank loans	—	(192,093)

Net cash provided by (used in) financing activities	(437,843)	(1,014,852)

Foreign currency translation adjustment	277,490	669,048

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,049,895	(5,169,557)

CASH AND CASH EQUIVALENTS, at the beginning of the year	2,148,348	7,317,905

CASH AND CASH EQUIVALENTS, at the end of the year	$9,198,243	$2,148,348

NON-CASH TRANSACTIONS
Share-based payment awarded by shareholders to consultants for services related to the reverse acquisition	$1,693,326	$—

SUPPLEMENTAL DISCLOSURE INFORMATION
Interest paid	$—	$22,938
Income taxes paid	$892,547	$72,220

See accompanying notes to consolidated financial statements

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1	DESCRIPTION OF BUSINESS AND ORGANIZATION

YzApp International, Inc. ("the Company" or "YzApp") was incorporated in the State of Nevada on December 22, 2002. On December 23, 2008, the Company completed a reverse acquisition of New Zealand WAYNE'S New Resources Development Co., Ltd. ("New Resources"). As a result of the reverse acquisition of New Resources, the Company is no longer a shell company and active business operations have been revived.

As of December 31, 2008, details of the subsidiaries of the Company are as follows:

Subsidiaries' names	Domicile and date of incorporation	Paid-up capital	Percentage of effective ownership	Principal activities

New Zealand WAYNE'S	British Virgin	$50,000	100%	Holding company of
New Resources	Islands			the other subsidiaries
Development Co., Ltd	March 13, 2008
("New Resources")

Heilongjiang Shuaiyi New	People's	RMB60,000,000	100%	Principally engaged in
Energy Development Co.,	Republic of			investment holding
Ltd ("Heilongjiang	China ("PRC")
Shuaiyi")	July 11, 2006

Daqing Shuaiyi Biomass	PRC	RMB10,000,000	100%	Growing and sales of
Technology Co., Ltd.	August 8, 2005			Chinese Caterpillar
("Daqing Shuaiyi")				Fungus, which is
widely used for
Chinese medicine

Harbin Shuaiyi Green and	PRC	RMB1,500,000	100%	Sales of agricultural
Specialty Food Trading	May 18, 2001			products
LLP. ("Harbin Shuaiyi")

Reverse Acquisition

On December 23, 2008, the Company entered into a share exchange agreement ("Share Exchange Agreement") under which the Company issued 689,390 shares of the Company's series A preferred stock, par value $0.001, to the sole shareholder of New Zealand WAYNE'S New Resources Development Co., Ltd ("New Resources") in exchange for all the issued and outstanding shares of New Resources (the "Share Exchange"). Immediately following the Share Exchange, the shareholder of New Resources owned approximately 94% of the Company's total issued and outstanding share capital on an as-if converted and fully-diluted basis.

As a result, the Share Exchange has been accounted for as a reverse acquisition using the purchase method of accounting, whereby New Resources is deemed to be the accounting acquirer and the YZAPP to be the accounting acquiree. The financial statements before the date of Share Exchange are those of New Resources with the results of YZAPP being consolidated from the date of Share Exchange. The equity section and the earnings per share have been retroactively restated to reflect the reverse acquisition and no goodwill has been recorded.

New Resources was incorporated in the British Virgin Islands, which owns 100% of the outstanding capital stock of Heilongjiang Shuaiyi. Heilongjiang Shuaiyi owns 100% equity interests in Daqing Shuaiyi and Harbin Shuaiyi.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1	DESCRIPTION OF BUSINESS AND ORGANIZATION (CONTINUED)

Recapitalization of Daqing Shuaiyi and Harbin Shuaiyi

In September 2007, Heilongjiang Shuaiyi, Daqing Shuaiyi and Harbin Shuaiyi underwent a restructuring exercise whereby Heilongjiang Shuaiyi acquired 100% equity interests in Daqing Shuaiyi and Harbin Shuaiyi, and former ultimate controlling shareholders of Daqing Shuaiyi and Harbin Shuaiyi have become the controlling shareholders of Heilongjiang Shuaiyi.

Before and after the restructuring, all of the three entities, Heilongjiang Shuaiyi, Daqing Shuaiyi and Harbin Shuaiyi are under the common control.

This restructuring exercise has been accounted for as combinations of entities under common control using the "as if" pooling method of accounting, with no adjustment to the historical basis of the assets and liabilities of Daqing Shuaiyi and Harbin Shuaiyi and the operations were consolidated as though the restructuring occurred as of the beginning of the first accounting period presented in these financial statements.

The shareholding percentages before and after this restructuring exercise were as follows:

	Heilongjiang Shuaiyi		Daqing Shuaiyi		Harbin Shuaiyi

	Before	After	Before	After	Before	After

Shareholder	%	%	%	%	%	%
Heilongjiang Shuaiyi	—	—	—	100	—	100
Daqing	47.1	—	—	—	—
Lianyun Han, CEO of the Company	—	80.4	—	—	20	—
Weihan Zhang*	—	5.9	20	—	51	—
Heilongjiang Shuaiyi Science Development Co. Ltd.**	52.9	—	60	—	—	—
Lianju Han	—	5.9	10	—	—	—
Xinjun Li	—	—	5	—	29	—
Nana Jiang	—	—	5	—	—	—
Lianxue Han	—	5.9	—	—	—	—
Fengxi Lang	—	1.9	—	—	—	—

	100	100	100	100	100	100

*	Mr. Weihan Zhang is the son of Ms. Lianyun Han. Mr. Weihan Zhang and Ms. Lianyun Han are acting in concert and considered parties to the same control group.

**	Equity interests in Heilongjiang Shuaiyi Science Development Co. Ltd. are held as follows:

(i)44.47% by Ms. Lianyun Han;

(ii)40.86% by Mr. Weihan Zhang; and

(iii)14.67% by 9 other minority shareholders.

Before the restructuring exercise, Ms. Lianyun Han together with her son, Mr. Weihan Zhang had an effective interest of 78.7% in Heilongjiang Shuaiyi, 71.2% in Daqing Shuaiyi, and 71% in Harbin Shuaiyi, respectively. Immediately after the restructuring exercise, Ms. Lianyun Han together with her son, Mr. Weihan Zhang, had an aggregate interest of 86.3% in Heilongjiang Shuaiyi, which holds a 100% interest in each of Daqing Shuaiyi and Harbin Shuaiyi. In addition, Ms. Lianyun Han has been the managing director of all the entities before and after, and throughout, this restructuring exercise. As a result, there was no change in control of the entities due to this restructuring exercise.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1	DESCRIPTION OF BUSINESS AND ORGANIZATION (CONTINUED)

Recapitalization of Daqing Shuaiyi and Harbin Shuaiyi (continued)

The considerations for the equity transfers in this restructuring exercise were based on the face value of the paid-up capital of Daqing Shuaiyi and Harbin Shuaiyi and satisfied in cash in compliance with the regulatory requirements in the PRC. The acquisitions of Daqing Shuaiyi and Harbin Shuaiyi were funded by the capital of Heilongjiang Shuaiyi, in which the former controlling shareholders of Daqing Shuaiyi and Harbin Shuaiyi had already established a majority ownership by way of cash contributions to Heilongjiang Shuaiyi's paid-up capital.

Restructuring of Heilongjiang Shuaiyi

Pursuant to a restructuring plan intended to ensure compliance with regulatory requirements of the PRC, in July 2008, New Resources entered into an equity transfer agreement ("Equity Transfer Agreement") to acquire 100% equity interest in Heilongjiang Shuaiyi from Ms. Lianyun Han, the then controlling shareholder and chairperson of board of directors of Heilongjiang Shuaiyi, and Heilongjiang Shuaiyi's other individual shareholders (collectively "Shuaiyi Founders"). The Equity Transfer Agreement was approved by the relevant PRC government authority on October 23, 2008. On November 24, 2008, Heilongjiang Shuaiyi obtained the Certificate of Approval for Establishment of Enterprises of Foreign Investment issued by Heilongjiang Provincial Government and a new business license was issued to Heilongjiang Shuaiyi on December 1, 2008.

As part of the restructuring plan, each of Shuaiyi Founders respectively entered into an earn-in agreement ("Earn-in Agreement"), dated September 12, 2008 (as amended on February 12, 2009) with New Zealand WAYNE's Investment Holdings Co., Ltd., Heilongjiang Shuaiyi's sole shareholder ("Shareholder"). Pursuant to the Earn-in Agreements, Shuaiyi Founders obtained the right and option to acquire controlling shares ("Option Shares") in Shareholder at the par value of the Option Shares plus a nominal amount of $1,000, upon the satisfaction of each of the following conditions: (1) six months have expired since the date of the Share Exchange Agreement with YzApp, provided that on or before that date, Ms. Lianyun Han and Heilongjiang Shuaiyi have entered into a binding employment agreement and Ms. Lianyun Han is employed by Heilongjiang Shuaiyi pursuant to that agreement on such date; (2) the U.S. Securities and Exchange Commission has declared a registration statement filed by YzApp under the Securities Act effective, or investors who purchased common stock from YzApp pursuant to a securities purchase agreement being able to sell their common stock under Rule 144; (3) Heilongjiang Shuaiyi and its subsidiaries have achieved not less than $1,560,000 in after-tax net income, as determined under US GAAP for the six months ended June 2009; and (4) Heilongjiang Shuaiyi and its subsidiaries have achieved not less than $3,900,000 in pre-tax profits, as determined under US GAAP for the fiscal year ending 2009.

As of December 31, 2008 and up to the date of approval of these financial statements, none of these four conditions have been met. However, Heilongjiang Shuaiyi has already entered into a binding employment agreement dated December 7, 2008 with Ms. Lianyun Han who is employed as the managing director of Heilongjiang Shuaiyi for a 5-year period from December 7, 2008 to December 7, 2013. Therefore, condition 1 will be met only subject to the passage of time when the six-month period expires on June 23, 2009. It is fully expected by all parties to the Earn-in Agreement that the other three conditions will also be met such that Shuaiyi Founders will reacquire the ultimate legal ownership of Heilongjiang Shuaiyi.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1	DESCRIPTION OF BUSINESS AND ORGANIZATION (CONTINUED)

Restructuring of Heilongjiang Shuaiyi (continued)

Pursuant to the Earn-in Agreement, the Shareholder further agrees, among others, that throughout the exercise period of the Earn-in Agreement, without the prior written approval of Shuaiyi Founders:

(i)	it will not increase the number of authorized shares of the Shareholder's common stock, or any increased authorized shares will be deemed as part of the Option Shares;

(ii)	keeps available the services of current officers and employees of New Resources and Heilongjiang Shuaiyi;

(iii)

New Resources and Heilongjiang Shuaiyi do not declare or pay any dividend or make any other distribution, nor do they repurchase, redeem or otherwise reacquire any equity of shares of capital stock or other securities.

Also as part of the restructuring plan, Heilongjiang Shuaiyi entered into separate loan agreements dated December 8, 2008, as amended on February 12, 2009, and promissory notes with Shuaiyi Founders, pursuant to which, Shuaiyi Founders have agreed to lend to Heilongjiang Shuaiyi a loan in the aggregate amount of RMB60,000,000 (approximately $8.8 million, "Subordinated Loan"). The amount of the Subordinated Loan exactly equals to the transfer price payable to the Shuaiyi Founders by New Resources for the acquisition of Heilongjiang Shuaiyi in compliance with regulatory requirements of the PRC. The Subordinated Loan ranks behind all other debts of Heilongjiang Shuaiyi, bears no interest and is only repayable after 10 years, in successive equal yearly payments beginning on the tenth anniversary of the Notes, December 8, 2018, and within the first month of each year thereafter. The final payment will be due on January 1, 2028.

According to the PRC rules and regulations, New Resources is required to settle the transfer price for acquisition of Heilongjiang Shuaiyi by way of remittance of the RMB60,000,000 to Shuaiyi Founders within three months from the issue of the new business license. However, New Resources has obtained the approval of the relevant business bureau for the extension of the time to one year until December 1, 2009. As of December 31, 2008, New Resources had not paid the transfer price and, accordingly, the Subordinated Loan has not been drawn yet.

During and after this restructuring plan, there has been no change to the composition of the board of directors of Heilongjiang Shuaiyi. The board of directors of Heilongjiang Shuaiyi, chaired by Ms. Lianyun Han, has continued to comprise representatives of Shuaiyi Founders. Therefore, Heilongjiang Shuaiyi is still under the same operating and management control of Shuaiyi Founders. In addition, due to the Subordinated Loan, Shuaiyi Founders will not receive any cash amount, nor will there be any cash flow out of the combined entity during the whole period from the date of the Equity Transfer Agreement though the expiry of the Earn-in Agreement, at which time it is expected Shuaiyi Founders will have reacquired the ultimate legal controlling ownership of Heilongjiang Shuaiyi. Furthermore, by providing the Subordinated Loan to Heilongjiang Shuaiyi and obtaining the agreement of the Shareholder on not declaring any dividend throughout the exercise period of the Earn-in Agreement without the prior written approval of Shuaiyi Founders, Shuaiyi Founders continue to bear the residual risks and rewards relating to Heilongjiang Shuaiyi. As a result, this restructuring has been accounted for as a recapitalization of Heilongjiang Shuaiyi with no adjustment to the historical basis of the assets and liabilities of Heilongjiang Shuaiyi. Results of Heilongjiang Shuaiyi have been consolidated as though the restructuring occurred as of the beginning of the first accounting period presented in these financial statements.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Principle of consolidation
These consolidated financial statements include the financial statements of YzApp and its subsidiaries. All significant inter-company balances or transactions have been eliminated on consolidation.

Basis of preparation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements, in the opinion of management, include all adjustments necessary for a fair statement of consolidated results of operations, financial position and cash flows for each period presented.

Use of estimates
The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates under different assumptions or conditions.

Cash and cash equivalents
Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Restricted cash is excluded from cash and cash equivalents.

Accounts receivable
Accounts receivable is stated at cost, net of allowance for doubtful accounts.The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. The Company reviews the accounts receivable on a periodic basis and makes allowances where there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Company considers many factors, including the age of the balance, the customer's payment history, its current credit-worthiness and current economic trends.

Inventories
Inventories are stated at the lower of cost, determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management's estimates based on prevailing market conditions. The management will write down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Financial instruments
SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. The carrying amounts reported in the consolidated balance sheet for cash, accounts and other receivables, accounts and other payables and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amount of the Company's payable for intangibles approximate fair value, as it is considered the noninterest factor fairly represents the warranty for performance.

Effective January 1, 2008, the Company adopted SFAS No. 157, "Fair Value Measurements". The standard provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The adoption of SFAS No. 157 with respect to provisions applicable to the Company did not have a material effect on the accompanying consolidated financial statements.

Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of property, plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life (In years)

Buildings	20-40
Machinery and motor vehicles	5-10
Office equipment	5

The carrying value of property, plant and equipment is assessed annually and when factors indicating impairment is present, the carrying value of the property, plant and equipment is reduced by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Intangible assets
The Company's intangible assets include a ten-year exclusive right to use a secret process and computer software. The Company's amortization policy on intangible assets is as follows:

Useful Life (In years)

Exclusive right	10
Computer software	4

The Company accounts for its intangible assets pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Impairment of goodwill is tested at least annually at the reporting unit. The test consists of two steps. Firstly, the Company identifies potential impairment by comparing the fair value of the reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired. Secondly, if there is impairment identified in the first step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No 141, "Business Combinations". If the carrying value of a reporting unit exceeds its estimated fair value, the Company compares the implied fair value of the reporting unit's goodwill to its carrying amount, and any excess of the carrying value over the fair value is charged to earnings. The Company's fair value estimates are based on numerous assumptions and it is possible that actual fair value will be significantly different than the estimates.

Impairment of long-lived assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of future cash flows from other asset groups.

Revenue recognition
Revenue is recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

Sales revenue is recognized net of sales discounts and returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns. Sales revenue is presented net of value added and sales related taxes in accordance with the guidance in EITF 06-3.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Research and development costs
Research and development costs are expensed as incurred. Research and development costs were $32,815 and $18,930 for the years ended December 31, 2008 and 2007, respectively.

Advertising costs
The Company expenses all advertising costs as incurred. Advertising costs charged to selling expenses were $3,258 and $158 for the years ended December 31, 2008 and 2007, respectively.

Shipping and handling costs
Substantially all costs of shipping and handling of products to customers are included in selling expense. Shipping and handling costs for the years ended December 31, 2008 and 2007 were $298 and $294, respectively.

Income taxes
The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of FIN 48 has not resulted in any material impact on the Company's financial position or results.

Share-based payments
The Company accounts for share-based compensation awards to employees in accordance with SFAS No. 123R, "Share-based Payment" which requires that share-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period.

The Company accounts for share-based compensation awards to non-employees in accordance with SFAS 123R and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued To Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", or EITF 96-18. Under SFAS 123R and EITF 96-18, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as expenses as the goods or services are received.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Comprehensive income
SFAS No.130, "Reporting Comprehensive Income," establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Accumulated other comprehensive income includes foreign currency translation adjustments.

Earnings per share
The Company reports earnings per share in accordance with the provisions of SFAS 128, "Earnings per Share." SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution (using the treasury stock method) that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All per share data including earnings per share has been retroactively restated to reflect the reverse acquisition on December 23, 2008 whereby the 689,390 shares of preferred stock issued by YzApp (the nominal acquirer) to the shareholder of New Resources (the nominal acquiree) are deemed to be the number of shares outstanding for the period prior to the reverse acquisition. For the period after the reverse acquisition, the number of shares considered to be outstanding is the actual number of shares outstanding during that period. As holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, basic and diluted earnings per share have been calculated and presented on the basis that all shares of the Company's common stock and Series A Preferred Stock are considered a single class and on an as-converted to common stock basis.

Foreign currency
The Company uses the United States dollars ("US Dollar" or "US$" or "$") for financial reporting purposes. The Company maintains the books and records in its functional currency, Chinese Renminbi ("RMB"), being the primary currency of the economic environment in which its operations are conducted. In general, the Company translates its assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the Company's financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into U.S. Dollars for the purposes of preparing the consolidated financial statements were as follows:-

	December 31, 2008	December 31, 2007

Balance sheet items, except for capital accounts and retained earnings, as of year end	US$1=RMB6.8346	US$1=RMB7.3046
Amounts included in the statements of income and statements of cash flows for the year	US$1=RMB6.9480	US$1=RMB7.6071

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Business segmentation
The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance.

The Company believes that during the years ended December 31, 2008 and 2007, it operated in two business segments –Growing and sales of Chinese Caterpillar Fungus, which is widely used for Chinese medicine, and sales of agricultural products, respectively. Throughout the years ended December 31, 2008 and 2007, all of the Company's operations were carried out in one geographical segment - China.

Commitments and contingencies
The Company follows SFAS No. 5, "Accounting for Contingencies," in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be been incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Recent accounting pronouncements
In December, 2007, the FASB issued SFAS No. 141(R), "Business Combinations", and SFAS No. 160, "Accounting and Reporting of Noncontrolling interest in Consolidated Financial Statements, an amendment of ARB No. 51" (SFAS No. 160). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that the adoption of SFAS 141(R) and 160 will have a material effect on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51" ("SFAS No. 160"), which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on the Company's consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities – An Amendment of FASB Statement No. 133" ("SFAS No. 161"), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This statement will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on the Company's consolidated financial statements.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Recent accounting pronouncements (continued)
In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Management does not expect that this Statement will have an effect on the Company's consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60". This Statement interprets Statement 60, "Accounting and Reporting by Insurance Enterprises" and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of this Statement. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 (that is, fiscal 2009 for the Company), and all interim periods within those fiscal years. Management does not expect that this Statement will have an effect on the Company's consolidated financial statements.

In June 2008, the FASB issued EITF 08-4, "Transition Guidance for Conforming Changes to Issue No. 98-5." The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", that result from EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", and SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008 and has no effect on the Company's financial statements.

In October 2008, the FASB issued FSP FAS 157-3, "Determining the Fair Value of a Financial Asset in a Market That Is Not Active" (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management's internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company adopted the provisions of FSP 157-3, which did not impact the Company's financial position or results of operations.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, "Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities" ("FSP FAS 140-4 and FIN 46(R)-8"). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46(R)-8 did not have any impact on the Company's financial statements.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Recent accounting pronouncements (continued)
In January 2009, the FASB issued FSP EITF 99-20-1, "Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets". FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on "market participant" estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the "market participant" view to a holder's estimate of whether there has been a "probable" adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1, which is effective for annual reporting periods ending after December 15, 2008, will not have a material impact on the Company's consolidated financial statements.

NOTE 3	ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of December 31,
	2008	2007

Accounts receivable	$283,822	$138,085
Less: Allowance for doubtful debts	—	—

Accounts receivable, net	$283,822	$138,085

NOTE 4	INVENTORIES

Inventories by major categories are summarized as follows:

	As of December 31,
	2008	2007

Raw materials	$147,824	$108,701
Work in progress	832,680	517,494
Finished goods	187,575	23,177

	$1,168,079	$649,372

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 5	DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES

Deposits, prepayments and other receivables consist of the following:

	As of December 31,
	2008	2007

Trade deposits	$—	$125,289
Other receivables	14,105	22,561

	$14,105	$147,850

NOTE 6	INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of December 31,
	2008	2007

Computer software, cost	$1,453	$1,360
Exclusive right to use a secret process, cost	4,391,193	4,107,001
Less: Accumulated amortization	(1,208,651)	(719,405)

	$3,183,995	$3,388,956

In April 2006, the Company purchased from a third party a ten-year exclusive right to use a secret process and method in the cultivation and growing of Chinese Caterpillar Fungus, which is widely used for Chinese medicine, for a cash consideration of RMB30,000,000, payable over five years. The exclusive right is amortized over its term of ten years using the straight-line method.

Amortization expenses for the years ended December 31, 2008 and 2007 were $432,597 and $395,021, respectively.

NOTE 7	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of December 31,
	2008	2007

Cost:
Buildings	$11,647,541	$10,898,103
Office equipment	9,317	6,019
Machinery	98,903	64,525
Motor vehicles	54,790	51,265

Total cost	11,810,551	11,019,912
Less: Accumulated depreciation	(907,575)	(299,435)

Net book value	$10,902,976	$10,720,477

Depreciation expenses for the years ended December 31, 2008 and 2007 were $690,850 and $153,268, respectively.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 8	OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

	As of December 31,
	2008	2007

Accrued staff costs	$235,421	$181,503
Advance from customers	—	276,538
Other taxes payable	232,481	1,886
Other payables	5,057	16,702

	$472,959	$476,629

NOTE 9	PAYABLE FOR INTANGIBLES

As described in Note 6, the Company purchased an exclusive right from an independent party for a secret process and method for a stated value of RMB30,000,000 payable over 5 years from the date of purchase. The agreement provides that all payments by the Company for the secret process and method will be refundable if the secret process and method proves ineffective. Under APB21, "Interest on Receivables and Payables", the payable for intangibles are stated without imputed interest as the noninterest factor fairly represents the warranty for performance.

The following table presents the amounts payable for the next five years and thereafter:

Year ending December 31,
2009	$877,886
2010	877,886
2011 and thereafter	—

Total	1,755,772
Less: Current portion	(877,886)

Non-current portion	$877,886

NOTE 10	ACQUISITION PAYABLE

The acquisition payable represents the transfer price of RMB60,000,000 payable by New Resources for the acquisition of 100% equity interest in Heilongjiang Shuaiyi, as further discussed in paragraphs under the heading "Restructuring of Heilongjiang Shuaiyi" in Note 1. As further discussed in Note 18, the acquisition payable is due for payment in full on or before December 1, 2009 by New Resources to Shuaiyi Founders who are also shareholders of the Company.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 11	SHAREHOLDERS' EQUITY

Series A Voting Convertible Preferred Stock
In accordance with the Company's Articles of Incorporation, the Company's Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 800,000 shares of our Series A Voting Preferred Stock. The Certificate of Designation was filed on December 22, 2008. The holders of the Company's Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock on an as-converted to common stock basis. Holders of Series A Preferred Stock have protective class voting veto rights on matters, such as business combination transactions, payment of dividends, the issuance of other classes of stock with senior rights, changes to our charter documents and stock redemptions. Shares of Series A Preferred Stock have a senior liquidation payment preference in the event of a liquidation or sale of the Company.

Shares of Series A Preferred Stock will be, upon the occurrence of certain events, convertible into shares of common stock on the basis of one share of Series A Preferred Stock for 2,000 shares of common stock, which will be adjusted to a conversion ratio of one share of Series A Preferred Stock for 17.45 shares of common stock upon the effectiveness of a planned 1-for-114.59 reverse split of the Company's outstanding common stock, as discussed in Note 20. All shares of Series A Preferred Stock will be automatically converted into common stock upon the effectiveness of such reverse stock split. Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis.

As of December 31, 2008, the Company had 727,520 shares of Series A Preferred Stock issued and outstanding.

On December 23, 2008, which was the date of the Share Exchange as set out in Note 1, the Company entered into an amendment, (the "Amendment"), of a stock purchase agreement, (the "SPA)", dated August 6, 2008, by and among ACI (formerly BMC Acquisitions Corp., LLC), Belmont Partners LLC, or Belmont, and the Company. ACI was the Company's majority shareholder prior to the Company's reverse acquisition of New Resources. Pursuant to the SPA, the Company was required to issue to Belmont a number of shares of its common stock sufficient for Belmont to retain 1.1% ownership interest in the Company. Pursuant to the Amendment, ACI assumed the foregoing obligation of the Company and agreed to transfer its shares of the Company's common stock in order to satisfy such obligation. On the same day, the Company entered into a subscription agreement with ACI, pursuant to which the Company issued and sold to ACI 17,962 shares of Series A Preferred Stock for $52,530.50, or $2.92 per share.

On December 23, 2008, the Company also entered into a subscription agreement with Tan Zhen Investment Limited, (the "Investor"), pursuant to which the Company issued and sold to the Investor 20,168 shares of the Company's Series A Preferred Stock for $375,000, or $18.59 per share.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 12	STATUTORY RESERVES

In accordance with the PRC Companies Law, the Company's PRC subsidiaries were required to transfer 10% of their profits after tax, as determined in accordance with accounting standards and regulations of the PRC, to the statutory surplus reserve and a percentage of not less than 5%, as determined by management, of the profits after tax to the public welfare fund. With the amendment of the PRC Companies Law which was effective from January 1, 2006, enterprises in the PRC were no longer required to transfer any profit to the public welfare fund. Any balance of public welfare fund brought forward from December 31, 2005 should be transferred to the statutory surplus reserve. The statutory surplus reserve is non-distributable.

NOTE 13	SHARE-BASED PAYMENT

Immediately following closing of the Share Exchange as set out in Note 1, the Shareholder transferred 91,088 shares out of the 689,390 shares of Series A Preferred Stock issued to it under the Share Exchange Agreement to ten individuals and entities for consulting services provided by them to New Resources and its subsidiaries in assisting them to consummate the share exchange transaction contemplated by the Share Exchange Agreement prior to December 23, 2008.

In accordance with the requirements of and guidance in Staff Accounting Bulletin No. 107 and SFAS 123(R), the Company charged $1,693,326 to merger costs based on the grant-date fair value of the 91,088 shares of Series A Preferred Stock transferred by the Shareholder to the Company's consultants. As the Company's shares were scarcely traded, the Company has determined that the price of $18.59 at which 20,168 shares of the Company's Series A Preferred Stock were issued to the Investor, as discussed in Note 11, appropriately represented a fair value of the Company's Series A Preferred Stock, because the Investor was an independent third party before the transaction and the terms for the issuance of those shares to the Investor were based on arm's length negotiation. Accordingly, this being a current cash transaction between unrelated willing parties provides the best evidence for the fair value of the Company's shares in accordance with AICPA Practice Aid, "Valuation of Privately-Held-Company Equity Securities Issued as Compensation".

NOTE 14	OTHER INCOME (EXPENSES), NET

	Year ended December 31,
	2008	2007

Service income	$11,623	51,608
Other expenses	(101)	(13)

	$11,522	$51,595

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 15	INCOME TAXES

The PRC subsidiaries within the Group are subject to PRC income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they operate, i.e. the PRC. The statutory PRC Enterprise Income Tax rate ("EIT") for the years ended December 31, 2008 and 2007 is generally 33%. However, one of the Companies' subsidiaries, Daqing Shuaiyi, being engaged in growing and sales of agricultural products is entitled to a preferential EIT treatment whereby Daqing Shuaiyi is granted an EIT holiday for the two years ended December 31, 2007 and 2006 and a 50% reduction on the EIT rate for the three years ended December 31, 2008, 2009 and 2010.

The Company's income tax expense consisted of:

	Year ended December 31,
	2008	2007

Current – PRC	$(974,653)	$(85,243)
Deferred	—	—

	$(974,653)	$(85,243)

A reconciliation of the provision for income taxes determined at the local income tax to the Company's effective income tax rate is as follows:

	Year ended December 31,
	2008	2007

Pre-tax income	$4,693,702	$5,257,771

U.S. statutory corporate income tax rate	34%	34%
Income tax computed at U.S. statutory corporate income tax rate	(1,595,859)	(1,787,642)
Reconciling items:
Impact of tax holiday of Daqing Shuaiyi	868,500	1,665,410
Loss not recognised as deferred tax assets	(713,687)	—
Rate differential for PRC earnings	610,355	52,577
Non-deductible expenses	(143,962)	(15,588)

Effective tax expense	$(974,653)	$(85,243)

On March 16, 2007, the PRC government promulgated a new tax law, China's Unified Enterprise Income Tax Law ("New EIT Law"), which took effect from January 1, 2008. Under the New EIT Law, foreign-owned enterprises as well as domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential EIT treatment. Accordingly, Daqing Shuaiyi will continue to be entitled to the 50% reduction on its EIT rate for the three years ended December 31, 2008, 2009 and 2010

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 16	RELATED PARTY TRANSACTIONS

(a) Due to related parties

Due to related parties consisted of the following:

	As of December 31,
	2008	2007

Due to related company:
- Heilonjiang Shuaiyi Technology Development Co., Ltd. ("Shuaiyi Technology")	$8,998	$53

Shuaiyi Technology and the Company are under common control and management.

Due to Shuaiyi Technology relates to the land rent payable to Shuaiyi Technology.

The amounts due to related parties were non-interest bearing, unsecured and had no fixed repayment date.

(b) Purchase of goods

For the years ended December 31, 2008 and 2007, the Company purchased rice amounting to $1,579,315 and $961,312, respectively, from Shuaiyi Technology.

(c) Purchase of buildings, machinery and equipment

During the year ended December 31, 2007, the Company acquired buildings of $9,332,932 from Shuaiyi Technology.

(d) Lease of land

For the year ended December 31, 2008, the Company paid rental expense of $8,851 for land to Shuaiyi Technology.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 17	CONCENTRATION OF RISK

(a) Concentration of credit risk

As of December 31, 2008 and 2007, 100% of the Company's cash included cash on hand and deposits in accounts maintained within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover bank deposits in the event of bank failure. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts

For the years ended December 31, 2008 and 2007, all of the Company's sales arose in the PRC. In addition, all accounts receivable as of December 31, 2008 and 2007 also arose in the PRC.

Except for one customer who accounted for 11% of the Company's revenue for the year ended December 31, 2007, there was no other single customer who accounted for more than 10% of the Company's revenue for either the year ended December 31, 2008 or 2007.

As of December 31, 2008, the largest three customers accounted for 32%, 23% and 15% of accounts receivable of the Company. As of December 31, 2007, the largest three customers accounted for 40%, 25% and 20% of accounts receivable of the Company.

(b) Concentration of operating risk

Substantially all of the Company's operations are conducted in China. The Company's operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company's operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

NOTE 18	COMMITMENTS AND CONTINGENCIES

(a) Operating leases

The Company has entered into tenancy agreements for the lease of exhibition hall and land with a third party and a related company (see Note 16(a)), respectively, for the purposes of the operation of its subsidiaries. The Company's commitments for minimum lease payments under this operating lease for the next five years and thereafter as of December 31, 2008 are as follows:

Year ending December 31,

2009	$31,823
2010	31,823
2011	8,998
2012	8,998
2013	8,998
Thereafter	125,977

Total	$216,617

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 18	COMMITMENTS AND CONTINGENCIES (CONTINUED)

(b) PRC employee costs

According to the prevailing laws and regulations of the PRC, the Company's subsidiaries in the PRC are required to cover its employees with medical, retirement and unemployment insurance programs. Management believes that due to the transient nature of its employees, they do not need to provide all employees with such social insurances, and have not paid the social insurances for all employees.

In the event that any current or former employee files a complaint with the PRC government, the Company's subsidiaries may be subject to making up the social insurances as well as administrative fines. As the Company believes that these fines would not be material, no provision has been made in this regard.

(c) Transfer price for equity interest in Heilongjiang Shuaiyi

On July 28, 2008, as set out in Note 1, the Company's subsidiary, New Resources entered into an equity transfer agreement with the Shuaiyi Founders to acquire all of their equity interests in Heilongjiang Shuaiyi for RMB60,000,000 (approximately $8.8 million). A new business license was issued to Heilongjiang Shuaiyi on December 1, 2008. According to PRC merger and acquisition rules, the equity interest transfer price should be paid in full within three months commencing from the issuance of the new business license to Heilongjiang Shuaiyi. If the transfer price is not paid by this date, the Company may apply to the relevant PRC business bureau for an extension of up to one year from the date of the issuance of the license; provided, however, that 60% of the transfer price will be required to be paid within six months from such date. However, if the Company is unable to make the payment for the transfer price by the March 1, 2009 or extended deadline and the relevant PRC business bureau does not grant the Company additional time to make the payment, the Company may be subject to fines or penalties imposed by the PRC business bureau. In addition, the Company may not be permitted to exercise any decision-making rights as a shareholder in Heilongjiang Shuaiyi or to consolidate Heilongjiang Shuaiyi's financial results into the Company's financial statements.

On March 10, 2009, New Resources obtained the approval from the relevant PRC business bureau for the extension of time allowed for the payment of the transfer price to one year until December 1, 2009. The Company has engaged financial advisors with a view to raising additional capital for the Company. The Company believes that it will be able to make the payment for the transfer price within the time allowed by the relevant PRC business bureau and therefore has not accrued any amount related to this contingency. However, there can be no assurance that the Company will be successful in raising sufficient capital for the purpose of the payment of the transfer price to the Shuaiyi Founders.

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 19	SEGMENT INFORMATION

The Company believes that during the years ended December 31, 2008 and 2007, the Group operated in two business segments identified by product, "Chinese Caterpillar Fungus" and "other agricultural products". The Chinese Caterpillar Fungus segment consists of the growing and sales of Chinese Caterpillar Fungus, which was conducted through the Company's subsidiary, Daqing. The other agricultural products segment consists of the sales of rice, flour and silage corn etc, which were mainly conducted through the Company's subsidiary, Green & Specialty.

Throughout the years ended December 31, 2008 and 2007, all of the Company's operations were carried out in one geographical segment - China.

Year ended December 31, 2008	Chinese Caterpillar Fungus	Other Agricultural Products	Corporate unallocated	Consolidated

Segment revenue from external customers	$8,892,894	$4,096,866	$—	$12,989,760

Segment profit	$6,547,634	$759,133	$(2,613,065)	$4,693,702

Income from operations before income taxes				$4,693,702

Segment assets	$21,282,501	$956,782	$2,511,937	$24,751,220

Total assets				$24,751,220

Other segment information:
Depreciation and amortization	$1,114,118	$6,089	$3,240	$1,123,447
Expenditure for segment assets	$27,005	$3,353	$2,143	$32,501

Year Ended December 31, 2007	Chinese Caterpillar Fungus	Other Agricultural Products	Corporate unallocated	Consolidated

Segment revenue from external customers	$5,974,944	$3,219,645	$—	$9,194,589

Segment profit	$4,734,749	$523,792	$(770)	$5,257,771

Income from operations before income taxes				$5,257,771

Segment assets	$15,873,699	$708,820	$610,569	$17,193,088

Total assets				$17,193,088

Other segment information:
Depreciation and amortization	$544,703	$1,087	$2,499	$548,289
Expenditure for segment assets	$9,325,083	$—	$2,111	$9,327,194

YZAPP INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 20	SUBSEQUENT EVENTS

On December 31, 2008, the Company filed with the Securities and Exchange Commission (SEC) a preliminary information statement on Schedule 14C, which was amended and filed on February 23, 2009, pursuant to Section 14(c) of the Securities Exchange Act of 1934 relating to a written consent of the majority stockholders of the Company authorizing an amendment and restatement of the Company's Articles of Incorporation to, among other things:

1.	change the Company's name to "Shuaiyi International New Resources Development Inc.";

2.	increase the Company's total authorized stock from 50,000,000 to 190,000,000 shares of Common Stock;

3.	effect and implement a 1-for-114.59 reverse split of the outstanding shares of the Company's Common Stock; and

4.

include certain provisions regarding the Company's election not to be governed by certain provisions of the Nevada Revised Statutes restricting certain business combinations with interested stockholders and control share acquisitions.

Pending SEC's review of the Company's preliminary information statement, the Company will mail the definitive information statement on Schedule 14C to stockholders. The Company will, when permissible following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Restated Articles with the Nevada Secretary of State's Office. The Restated Articles will become effective upon such filing and the Company anticipates that such filing will occur approximately 20 days after the definitive information statement on Schedule 14C is first mailed to stockholders.